Exhibit 4.3

EXECUTION VERSION

AMENDED AND RESTATED COMMERCIAL AGREEMENT

This AMENDED AND RESTATED COMMERCIAL AGREEMENT, dated as of February 1, 2018 (the “Agreement”) is made and entered into by and between Alibaba Group Holding Limited (“Recipient”), on the one hand, and 浙江蚂蚁小微金融服务集团股份有限公司 (Ant Small and Micro Financial Services Group Co., Ltd. (formerly known as 浙江阿里巴巴电子商务有限公司 (Zhejiang Alibaba E-Commerce Co., Ltd.) and 浙江蚂蚁小微金融服务集团有限公司 (Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.)) (collectively, “HoldCo”) and 支付宝（中国）网络技术有限公司 (Alipay.com Co., Ltd.) (“Provider”), on the other hand (HoldCo, Provider and Recipient are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, Provider was formerly a subsidiary of Recipient and provided certain Services (as defined below) to Recipient’s Subsidiaries (as defined below);

WHEREAS, the Parties (and other parties named therein) entered into a Framework Agreement, dated as of July 29, 2011 (the “Framework Agreement”), setting forth the Parties’ agreements for the Provider’s independent pursuit of the Business (as defined below) under the ownership of HoldCo and other matters;

WHEREAS, in connection with the Framework Agreement, the Parties entered into a Commercial Agreement, dated as of July 29, 2011, as amended (the “2011 Commercial Agreement”), pursuant to which the Recipient and its Subsidiaries have the right to receive services from Provider and its Subsidiaries on the terms specified therein, effective as of the Effective Date (as defined below);

WHEREAS, the Parties (and other parties named therein) entered into the Share and Asset Purchase Agreement, dated August 12, 2014, as amended from time to time prior to the date of the Agreement (the “2014 Purchase Agreement”), pursuant to which the Framework Agreement was terminated;

WHEREAS, concurrently herewith, the Parties and certain other parties under the 2014 Purchase Agreement are amending the 2014 Purchase Agreement (as so amended, the “Purchase Agreement”) and, in connection therewith, the Parties now desire to also amend and restate the 2011 Commercial Agreement.

NOW THEREFORE, in consideration of the premises, the mutual covenants, agreements and respective representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      DEFINITIONS. For the purposes of this Agreement, in addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms will have the meanings ascribed to them below. All other capitalized terms not otherwise defined in this Agreement have the meaning ascribed to them in the Framework Agreement.

1.1                               “Acquired Business” means a Subsidiary acquired by Recipient or by a Subsidiary of Recipient after the Effective Date, by way of merger, acquisition, stock purchase or similar transaction, or by acquiring all or substantially all of the assets of an entity or business line such that such Acquired Business becomes a direct or indirect Subsidiary of Recipient, or, with respect to any Recipient Party, that portion of such Recipient Party’s business that is acquired after the Effective Date through the purchase of all or substantially all of the assets of a third Person or of a third Person’s line of business, including an e-commerce storefront or marketplace.

1.2                               “Actions” means all actions, consents, determinations, decisions, directions, approvals, enforcement of rights, authorizations, registrations, declarations and filings specified in such agreements to be taken by, or with the unanimous approval of, the Independent Directors.

1.3                               “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

1.4                               “Agreement” has the meaning set forth in the preamble.

1.5                               “Applicable Bank Fees” has the meaning set forth in Schedule 7.1.

1.6                               “Appointed Banks” has the meaning set forth in Schedule 7.1.

1.7                               “Approved Fee Rate” has the meaning set forth in Schedule 7.1.

1.8                               “Bank Fees” has the meaning set forth in Schedule 7.1.

1.9                               “Bank Funding Channel” has the meaning set forth in Schedule 7.1.

1.10                        “Base TPV” has the meaning set forth in Schedule 7.1.

1.11                        “Budgeted Service Costs” has the meaning set forth in Schedule 7.1.

1.12                        “Business” means the business of providing payment and escrow services, including but not limited to provision of (a) payment accounts, processing, clearing, settlement, network and merchant acquisition services; (b) pre-paid, credit or debit cards or accounts; (c) escrow accounts and processing; and (d) cash on delivery services, whether provided through online, mobile, electronic or physical means.

1.13                        “Calendar Quarter” means any of the following during any calendar year: the three (3) month period ending March 31, June 30, September 30 or December 31.

1.14                        “Claimant” has the meaning set forth in Section 15.2.

1.15                        “Confidential Information” has the meaning set forth in Section 9.1.

1.16                        “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

1.17                        “Data Protection Laws” means any data protection Laws, privacy Laws, or other Laws relating to the protection of Personal Information or other data or information, including Chinese laws relating to payment data security or state economic security) whether currently in force or enacted during the Term.

1.18                        “Developed Services” has the meaning set forth in Section 2.4(a).

1.19                        “Disaster Recovery Plan” has the meaning set forth in Section 6.1.

1.20                        “Disclosing Party” has the meaning set forth in Section 9.1.

1.21                        “Effective Date” means January 1, 2012.

1.22                        “End Customer” means a seller, merchant or other provider of goods or services to Members, that makes use of or accesses the Services through a Recipient Party.

1.23                        “Final Payment Date” means the earlier of (a) Issuance Closing Date (as defined in the Purchase Agreement) and (b) the date upon which the Secured Obligations (as defined in the Purchase Agreement) have been satisfied and discharged in full.

1.24                        “Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any stock or securities exchange, or any multi-national, quasi-national or self-regulatory or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

1.25                        “Highly Sensitive Information” means information confidential to Provider or its Subsidiaries in the following categories: (i) user data, including Personal Information, that is not anonymized or aggregated; and (ii) algorithms, Source Code, Object Code, specifications, and technical documentation regarding system security, fraud and abuse protection systems and detection of illegal or unusual activities that, in each case, relate primarily to the Business. “Highly Sensitive Information” shall not, however, include any information which: (a) is or becomes commonly known within the public domain other than by breach of this Agreement or any other agreement that Provider or any of its Subsidiaries has with any Person; (b) is obtained from a third Person (other than Provider or any of its Subsidiaries) who is lawfully authorized to disclose such information free from any obligation of confidentiality; (c) is independently developed without reference to or use of any Highly Sensitive Information; or (d) is known to Recipient or any of its Subsidiaries without any obligation of confidentiality prior to its receipt from Provider or any of its Subsidiaries).

1.26                        “HoldCo” has the meaning set forth in the preamble.

1.27                        “Impact Payment” has the meaning set forth in Schedule 7.1.

1.28                        “Independent Directors” means the Alibaba Independent Committee (as defined in the Purchase Agreement).

1.29                        “Initial Term” has the meaning set forth in Section 10.1.

1.30                        “Intellectual Property” means all:

(a)                                 patents, patent applications, and patent disclosures, including all provisionals, reissuances, continuations, continuations-in-part divisions, revisions, extensions, reexaminations and counterparts thereof, inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto;

(b)                                 trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, and all goodwill associated therewith and all applications, registrations, and renewals in connection therewith;

(c)                                  copyrights, works of authorship and copyrightable works, including software, data and databases, website and other content, documentation and all applications, registrations, and renewals in connection therewith; and

(d)                                 trade secrets, know-how, information and/or technology of any kind (including processes, procedures, research and development, ideas, concepts, formulas, algorithms, compositions, production processes and techniques, technical data, designs, drawings, specifications, research records and records of inventions).

1.31                        “Intellectual Property License Agreement” means the Second Amended and Restated Intellectual Property License Agreement, dated the Issuance Closing Date (as defined in the Purchase Agreement), by and among, HoldCo, Provider and Recipient.

1.32                        “Intellectual Property Rights” means any and all rights with respect to Intellectual Property, throughout the world.

1.33                        “Interest Rate” means two percent (2%) plus the two (2)-year U.S. Treasury rate as published in The Wall Street Journal New York edition on the date in the United States that any Impact Payment becomes payable or if such rate ceases to be available or is not published, the most closely comparable rate.

1.34                        “Invoice” has the meaning set forth in Section 7.2(a).

1.35                        “Law” means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or executive order of any Governmental Authority.

1.36                        [Reserved]

1.37                        [Reserved]

1.38                        “Losses” mean any claims, actions, causes of action, judgments, awards, liabilities, losses, costs or damages (including reasonable attorneys’ fees and expenses but excluding lost profits, lost revenues, lost opportunities, cost of cover or consequential, indirect, incidental, punitive and other special damages, regardless of the legal theory and regardless of any notice regarding the possibility of such damages).

1.39                        “Mature Service” has the meaning set forth in Section 2.4(c).

1.40                        “Member” means a registered user of payment processing services offered by Provider or its Subsidiaries identified by a unique account ID issued by Provider or any of its Subsidiaries. Members include all End Customers.

1.41                        “Minimum Payment” has the meaning set forth in Section 10.3.

1.42                        “New Services” has the meaning set forth in Section 2.4(b).

1.43                        “Non-Standard SLA Customer” means any of the Persons listed on Appendix 1 of Schedule 4.1.

1.44                        “Object Code” means the fully compiled, machine-readable version of a software program that can be executed by a computer and used by an end user without further compilation.

1.45                        “Off-Recipient Services” has the meaning set forth in Section 2.5.

1.46                        “Payment Processing Fee” has the meaning set forth in Section 7.1.

1.47                        “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Governmental Authority or any other type of entity.

1.48                        “Personal Information” means any information that identifies, or could reasonably be used by or on behalf of the recipient of such information to identify, any natural person as an individual, including names, addresses, bank or other account numbers, and national identification numbers, but excludes anonymized and aggregated information that cannot be used to identify any Person or individual.

1.49                        “Personnel” means a Party’s directors, officers, employees, agents, independent contractors, permitted subcontractors and consultants. Subcontractors of Provider shall be deemed Personnel of Provider.

1.50                        “Platform” means the technology, software, content, functionality, equipment, networks, and any other materials delivered or used by Provider Parties in connection with providing the Services.

1.51                        “PRC” means the People’s Republic of China (for the purpose of this Agreement, not including Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

1.52                        “Provider Increase” has the meaning set forth in Schedule 7.1.

1.53                        “Provider Parties” has the meaning set forth in Section 2.1.

1.54                        “Receiving Party” has the meaning set forth in Section 9.1.

1.55                        “Recipient” has the meaning set forth in the preamble.

1.56                        “Recipient Decrease” has the meaning set forth in Schedule 7.1.

1.57                        “Recipient Group” has the meaning set forth in Section 12.1.

1.58                        “Recipient Parties” has the meaning set forth in Section 2.1.

1.59                        “Renewal Term” has the meaning set forth in Section 10.1.

1.60                        “Request” has the meaning set forth in Section 15.2.

1.61                        “Respondent” has the meaning set forth in Section 15.2.

1.62                        “Residual Information” has the meaning set forth in Section 9.4.

1.63                        “Restricted Service” has the meaning set forth in Section 2.9.

1.64                        “Resumption Notice” has the meaning set forth in Section 2.7(b).

1.65                        [Reserved]

1.66                        “Service Credits” has the meaning set forth in Section 4.2(a).

1.67                        “Service Levels” has the meaning set forth in Section 4.1.

1.68                        “Services” means all actions, activities and operations of Provider Parties that enable End Customers to receive payments from Members in any manner offered by Provider Parties in connection with transactions effected through any service or offering of a Recipient Party, including but not limited to providing an available web or client-end application interface for End Customers to accept payment and for Members to fund their accounts and transfer payments, processing and settling such payments, and maintaining records of transactions and balances through and in the accounts of such End Customers and Members. Any services, functions, or responsibilities not specifically described in this definition that are within the scope of the Services, and/or that are inherent in, required for, implied by, or incidental to the proper performance and provision by Provider Parties of Services, shall also be deemed included within the Services. All improvements and upgrades to, extensions of, successors to or substitutes for any of the foregoing developed or offered by Provider Parties at any time during the Term shall be deemed included within the Services. “Services” includes Developed Services and New Services, each as defined in Section 2.4

1.69                        “Shared Services Agreement” means the Amended and Restated Shared Services Agreement, dated August 12, 2014, by and between Recipient and HoldCo.

1.70                        [Reserved].

1.71                        “Source Code” means the human-readable version of a software program that can be compiled into Object Code, including programmer’s notes and materials and documentation, sufficient to allow a reasonably skilled programmer to understand the design, logic, structure, functionality, operation and features of such software program and to use, operate, maintain, modify, support and diagnose errors pertaining to such software program.

1.72                        “Subsidiary” means, with respect to any Person, each other Person in which the first Person (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interest held through a VIE Structure or other contractual arrangements, or (iii) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

1.73                        “Suspended Services” has the meaning set forth in Section 2.7(b).

1.74                        “Systems” means a Provider Party’s or a Recipient Party’s, as applicable, computer equipment, software, servers, network infrastructure and other hardware or information systems (and components thereof) used in the operation of each Party’s respective business and otherwise used in connection with and/or necessary to provide or receive, as applicable, the Services hereunder.

1.75                        [Reserved]

1.76                        “Term” has the meaning set forth in Section 10.1.

1.77                        “Third Bank” has the meaning set forth in Schedule 7.1.

1.78                        “Third Party Claim” has the meaning set forth in Section 12.1.

1.79                        “Total Payment Volume” has the meaning set forth in Schedule 7.1.

1.80                        “Transaction Documents” has the meaning set forth in the Purchase Agreement.

1.81                        “Transition Services” has the meaning set forth in Section 2.8.

1.82                        “VIE Structure” means the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor (or a foreign invested enterprise incorporated in the PRC) and/or its onshore WFOE pursuant to which the non-PRC investor achieves control of the onshore PRC operating entity and also consolidates the financials of the onshore PRC entity with those of the offshore non-PRC investor.

1.83                        “Weighted Average Bank Fee Rate” has the meaning set forth in Schedule 7.1.

1.84                        “WFOE” means wholly foreign owned enterprise formed under the Laws of the PRC.

2.                                      SERVICES

2.1                               Services. During the Term, Provider and the Subsidiaries of Holdco (collectively, the “Provider Parties”) shall provide the Services to Recipient and/or the Recipient’s Subsidiaries that are not Acquired Businesses, in each case as and to the extent requested by Recipient (the “Recipient Parties”). The Recipient Parties, and their primary domain names and “doing business as” names as of August 12, 2014 are listed in Schedule 2.1. Recipient shall provide Provider with notice from time to time of additional Subsidiaries that wish to become Recipient Parties. Each additional Recipient Party that is not an Acquired Business shall be entitled to receive Services hereunder as soon as practicably possible and Provider Parties shall promptly complete any integration work necessary to enable such Recipient Party’s receipt of Services. Prior to the Term, Provider shall continue providing Services to Recipient and the Recipient’s Subsidiaries in substantially the same manner as provided prior to the Effective Date. References to “Provider” in this Agreement shall be deemed to include the Provider Parties, and the Provider shall remain wholly liable for any acts and omissions of each Provider Party.

2.2                               Services to Acquired Businesses. Notwithstanding anything to the contrary set forth in Section 2.1, if Recipient notifies Provider that an Acquired Business desires to receive Services then:

(a)                                 If the applicable Acquired Business is a customer of Provider at the time such Acquired Business is acquired by Recipient, then Provider shall continue to provide to such Acquired Business all Services provided by Provider to such Acquired Business prior to its acquisition by Recipient in accordance with the terms and conditions of the then-existing agreement(s) governing the provision thereof, for a period lasting at least the longer of (i) the then-current term of any such existing agreement between Provider and such Acquired Business and (ii) a period of one (1) year from the date of the closing of the transaction pursuant to which such Acquired Business is acquired by Recipient; and

(b)                                 If the applicable Acquired Business is not a customer of Provider at the time such Acquired Business is acquired by Recipient or if such Acquired Business is no longer entitled to receive Services pursuant to Section 2.2(a) or pursuant to its existing agreement(s) with Provider, Provider shall negotiate in good faith with Recipient as to the terms and conditions pursuant to which Provider will provide or continue to provide Services to such Acquired Business, such terms and conditions to be based on arm’s-length commercial terms and conditions typical in the market, and if Provider and Recipient agree on such terms and conditions (such agreement not to be unreasonably withheld), Provider will provide such Acquired Business with the Services in accordance therewith.

2.3                               Service Recipients. Provider shall take such actions as are reasonably required to facilitate usage of the Services by all Recipient Parties in accordance with this Agreement. References to “Recipient” in this Agreement shall be deemed to include the Recipient Parties; provided that the Recipient shall remain wholly liable for the acts and omissions of each Recipient Party.

2.4                               Additional Services.

(a)                                 Provider will ensure that, during the Term, all services developed by or for or offered by Provider or its Subsidiaries, other than Restricted Services (for so long as they are Restricted Services), that are within the scope of the Business but are not being provided to Recipient will, if requested by Recipient, be included in the Services provided to Recipient pursuant to this Agreement. Provider shall promptly notify Recipient when it offers or makes available any new services within the scope of the Business, and, if reasonably requested by Recipient and subject to Article 9, Provider shall promptly notify Recipient of any services already under development by or for Provider or its Subsidiaries but not yet offered or made available, subject to (i) any contractual confidentiality obligations of Provider to third Persons and (ii) after the Final Payment Date, preserving the confidentiality of non-public aspects of Provider’s product development roadmap that constitute trade secrets and the disclosure of which to Recipient in accordance with this Agreement would result in competitive harm to Provider. Upon Recipient’s request, Provider shall include such services when available, other than Restricted Services (for so long as they are Restricted Services), within the scope of Services offered to Recipient under the terms of this Agreement. Any such new service that is a Restricted Service when requested by Recipient will be included within the scope of Services offered to Recipient under this Agreement when such service ceases to be a Restricted Service. All services added to the Services pursuant to this Section 2.4(a) constitute “Developed Services.” If a Developed Service is initially provided to a Recipient Party prior to June 30 of a calendar year, prior to providing the Developed Service, the Approved Fee Rate for a Recipient Party receiving such Developed Services during the then-current calendar year will be adjusted in accordance with Schedule 7.1 to reflect any additional recurring expenses, subject to the unanimous approval of the Independent Directors (such approval not to be unreasonably withheld). If a Developed Service is initially provided to a Recipient Party on or after June 30 of a given calendar year, the Approved Fee Rate for the Recipient Party receiving such Developed Services will remain unchanged for the remainder of the then-current calendar year, but the Approved Fee Rate for the subsequent calendar year will be adjusted in accordance with Schedule 7.1 to account for additional recurring expenses of such Developed Services being provided, subject to the unanimous approval of the Independent Directors (such approval not to be unreasonably withheld). Provider shall have no obligation to provide Recipient or any Recipient Party any Developed Services if the adjusted Approved Fee Rate to account for the addition of Developed Services to the Services is not unanimously approved by the Independent Directors (such approval not to be unreasonably withheld).

(b)                                 If, during the Term, Recipient desires to receive additional services within the scope of the Business that are not then offered by (and are not already under development by or for) Provider, then, upon Recipient’s request, Provider shall use commercially reasonable efforts to deliver such services and include and integrate them in the Services, except to the extent that (i) the development of such requested services would be commercially impracticable or (ii) the provision of such requested services by Provider would violate applicable Law (including cases in which Provider then lacks any regulatory license necessary under applicable Law for the provision or such requested services). All services added to the Services pursuant to this Section 2.4(b) constitute “New Services.” All actual development and non-recurring implementation costs incurred by Provider as a direct consequence of developing and providing a New Service (i.e., development and non-recurring implementation costs that would not have been incurred by Provider but for the development and implementation of the New Services due to a request from Recipient) to Recipient or any Recipient Party (“New Services Development Costs”) shall be borne by Recipient, and the payment terms for such New Services Development Costs shall be agreed to in good faith between the Parties. If a New Service is initially provided to a Recipient Party prior to June 30 of a calendar year, prior to providing the New Service, the Approved Fee Rate for a Recipient Party receiving such New Services for the then-current calendar year will be adjusted in accordance with Schedule 7.1 to reflect any additional recurring expenses of such New Services, subject to the unanimous approval of the Independent Directors (such approval not to be unreasonably withheld). If a New Service is provided to a Recipient Party on or after June 30 of a given calendar year, the Approved Fee Rate for the Recipient Party receiving such New Services will remain unchanged for the remainder of the then-current calendar year, but the Approved Fee Rate for the subsequent calendar year will be adjusted in accordance with Schedule 7.1 to account for the additional recurring expenses of such New Services, subject to the unanimous approval of the Independent Directors (such approval not to be unreasonably withheld). Provider shall have no obligation to provide Recipient or any Recipient Party any New Services if the Recipient Party has not paid the New Services Development Costs in full prior to the provision of such New Services or if the adjusted Approved Fee Rate to account for such New Services is not unanimously approved by the Independent Directors (such approval not to be unreasonably withheld). Provided that the New Services Development Costs are paid in full by Recipient, each New Service shall be exclusive to the Recipient Parties for a period of six (6) months from the date on which such New Service is first commercially launched by any Recipient Party. Provider shall not, and shall ensure that its Subsidiaries do not, provide the applicable New Service (or a service substantially similar thereto, regardless of name) to any customer that is not a Recipient Party for such period of six (6) months.

(c)                                  Recipient and Provider will discuss in good faith the appropriate service levels to apply to each Developed Service and New Service, which service levels may be different from the Service Levels applicable to other Services. Unless Recipient and Provider agree to higher service levels, the service levels applicable to each Developed Service shall be no lower than the most-favorable service levels applicable to any other customer of Provider or its Subsidiaries with respect to such Developed Service (other than any Non-Standard SLA Customer). With respect to each New Service as to which a reasonably similar Mature Service (as defined below) exists in the PRC, unless Recipient and Provider agree to higher service levels, the service levels applicable to such New Service shall be no lower than the most-favorable service levels provided or required to be provided by the third Person provider of such Mature Service to any of its customers of such Mature Service. With respect to each New Service as to which no reasonably similar Mature Service exists in the PRC, the service levels applicable to such New Service will be as agreed by Provider and Recipient in good faith (such agreement not to be unreasonably withheld). If any New Service is at any time provided by Provider or any of its Subsidiaries to any third Person customer, then the service levels applicable to such New Service for Recipient shall in any event be no lower than the most-favorable service levels applicable to any other customer of Provider or its Subsidiaries with respect to such New Service. Failure of the Parties to agree on a service level for any Developed Service or New Service shall not affect Provider’s obligation to provide such Developed Service or New Service subject to all other applicable terms and conditions of this Agreement. As used herein, “Mature Service” means any service within the scope of the Business provided on a commercial basis in the PRC by any service provider, in connection with which such service provider processes or has processed an average of at least one hundred thousand (100,000) transactions per day for at least three (3) consecutive months during the twelve (12) month period prior to the date the New Service is first launched.

2.5                               Off-Recipient Services. The Parties acknowledge and agree that, separate and apart from the Services provided by Provider to Recipient Parties pursuant to this Agreement, Provider may solicit and separately provide to merchants and sellers, including End Customers of the Platform, doing business on the e-commerce marketplaces and store fronts operated by Recipient Parties, services similar to the Services hereunder for which such merchants and sellers will be directly billed by and pay fees to Provider (“Off-Recipient Services”). This Agreement shall not apply to Provider’s provision of Off-Recipient Services.

2.6                               No Exclusivity. This Agreement shall be non-exclusive, and any Party (and any Party’s Subsidiaries) may, subject to Section 2.4(b), contract with other Persons for the procurement or provision of comparable services. Provided that Provider is not in breach of any of its obligations hereunder, Recipient will deliver to Provider a single notice at least three (3) months prior to first making generally available to End Customers, on any e-commerce marketplace or store front operated by a Recipient Party, a third Person service that is reasonably comparable to the Services then being used by Recipient.

2.7                               Suspension and Resumption of Services.

(a)                                 Recipient may, with the unanimous approval of the Independent Directors, elect to suspend its receipt of all or any portion of the Services at any time during the Term, for any or no reason and for any period of time (including permanently), by providing Provider with at least one (1) year’s advanced written notice (a “Suspension Notice”). Within thirty (30) days following the effective date of any such suspension of receipt of Services hereunder by Recipient, Provider shall deliver to Recipient an Invoice for the last Calendar Quarter (or portion thereof) during which Services were provided by Provider, which Recipient shall pay in accordance with Section 7.2. Thereafter, Recipient will have no obligation to pay any Payment Processing Fee with respect to the suspended Services beyond those set forth in such Invoice for the duration of the suspension of such Services.

(b)                                 Notwithstanding the foregoing, if, at any time after issuing a Suspension Notice pursuant to this Section 2.7, Recipient desires that Provider resume the provision of all or any of such Services hereunder, then Recipient may cancel such notice or, if the Services have been suspended, require that Provider resume the provision of all or any of such suspended Services (“Suspended Services”), by delivering notice to Provider (a “Resumption Notice”). Provision of any Suspended Services will be resumed no later than six (6) months after the date of the applicable Resumption Notice, subject to Section 2.7(c).

(c)                                  With respect to resumption of Suspended Services for use by a Recipient Party on any site other than the Taobao Marketplace (at the domain www.taobao.com) or the Tmall (at the domain www.tmall.com), no additional fees or charges (beyond the Payment Processing Fee due in consideration of the resumption of such Suspended Services in accordance with Section 7.1) will apply, regardless of the timing of delivery of the applicable Resumption Notice. With respect to the resumption of Suspended Services for use by a Recipient Party on the Taobao Marketplace (at the domain www.taobao.com) or the Tmall (at the domain www.tmall.com), the following will apply:

(i)                                    If Recipient delivers a Resumption Notice for such Suspended Services on or prior to the date that is three (3) months after the date of the suspension of such Suspended Services, subject to Section 2.7(d), no additional charge will apply to the resumption of the Suspended Services.

(ii)                                If Recipient delivers a Resumption Notice for such Suspended Services on a date that is after the end of such three (3)-month period, but on or prior to the date that is fifteen (15) months after the date of the suspension of such Suspended Services, resumption of such Suspended Services on the Taobao Marketplace and/or the Tmall, as the case may be, will be subject to Recipient’s payment of a resumption fee equal to the Payment Processing Fee paid by Recipient with respect to the Suspended Services used on the Taobao Marketplace and/or the Tmall, as the case may be, during the twelve (12) months preceding the date of suspension of such Suspended Services. Subject to Section 2.7(d), such resumption fee will be the only charge to Recipient in connection with the costs or expenses of Provider incurred in connection with resuming the provision of the Suspended Services on the Tmall or the Taobao Marketplace, as the case may be, and no fees, costs, expenses or other charges associated with such resumption (other than the resumption fee described in this Section 2.7(c)(ii)) will be charged to or due from Recipient in connection therewith.

(iii)                            If Recipient delivers a Resumption Notice for such Suspended Services on a date that is later than fifteen (15) months after the suspension of the applicable Services, resumption of such Suspended Services on the Taobao Marketplace and/or Tmall, as the case may be, will be subject to payment by Recipient of a resumption fee in an amount to be agreed by Recipient and Provider in good faith (which agreement will not be unreasonably withheld).

(d)                                 Upon Provider’s resumption of providing any Suspended Services hereunder, the applicable Recipient Party shall resume paying the Payment Processing Fee applicable to such Services in accordance with Section 7.1.

2.8                               Transition Services. Provider shall provide to Recipient or a Recipient Party, upon Recipient’s request, reasonable assistance to facilitate the smooth transition of any of the Services (or any portion thereof) to a Recipient Party’s own service or a replacement service provider designated by Recipient (“Transition Services”). For clarity, any Transition Services requested by Recipient shall be deemed “Services.” To the extent there are not already service levels applicable to the Transition Services, the Parties will discuss and agree to the appropriate service levels applicable to such Transition Services, which service levels may be different from the Service Levels applicable to other Services but shall not be less favorable than the most-favorable service level applicable to any other customer of Provider or its Subsidiaries with respect to any services similar to the Transition Services. If the Parties agree to a service level for Transition Services, such agreement not to be unreasonably withheld, Provider will provide such Transition Services in accordance with that service level; provided that if the Parties are unable to agree to a service level applicable to the Transition Services, such Transition Services shall be provided by Provider in accordance with Section 4.1(b). Failure of the Parties to agree on a service level for Transition Services shall not affect Provider’s obligation to provide such Transition Services, provided that such Transition Services shall be subject to the other terms and conditions of this Agreement. Transition Services may include, as reasonably requested by Recipient, refunding to Recipients’ End Customers the balance of their accounts on the Platform or any service or offering of a Recipient Party using the Services, transferring the balance of such accounts to a Recipient Party or alternate service providers, mapping and converting data, transferring data or other information maintained by Provider to the relevant Recipient Party or to one or more third Persons designated by Recipient, in the manner, methods, format(s) and at the time(s) that Recipient reasonably requests, handling trailing transactions, and/or such other transition assistance as Recipient may reasonably request, but in all cases solely for the purpose of enabling a Recipient Party to receive services comparable to the Services from a third Person. Notwithstanding the foregoing, Provider has no obligation to provide any Recipient Party or any third Person with any (a) Highly Sensitive Information pursuant to this Section 2.8 other than data regarding Recipient Parties’ users to the extent (i) required for the purpose of engaging third Persons to provide services comparable to the Services (provided that such third Person shall not use such data for any other purpose), (ii) that disclosure of such data to a Recipient Party or third Person, as the case may be, in accordance with this Agreement does not violate applicable Law, and (iii) disclosure of such data to a Recipient Party or third Person, as the case may be, in accordance with this Agreement does not violate the terms of use or terms of service under which such data was collected, or (b) any other information or materials, to the extent that disclosure of such other information or materials to a Recipient Party or such third Person, as the case may be, would violate applicable Law.

2.9                               Restricted Services. Provider will have the right to provide a particular new service (i.e., a service that has not previously been provided by Provider or any of its Subsidiaries to any customer (including the Recipient Parties)) on an exclusive basis to a third Person customer and such customer’s Subsidiaries for a period of no longer than six (6) months from the first launch of such service, if and only if the following conditions are met (any such service provided on an exclusive basis to such a customer in accordance with this Section 2.9, for so long as permitted under this Section 2.9, a “Restricted Service”):

(a)                                 the Total Payment Volume processed by Provider for the customer receiving (or to receive) the new Restricted Service and such customer’s Affiliates (for all services provided to such customer and its Affiliates), during the Calendar Quarter immediately preceding the Calendar Quarter in which provision of the new Restricted Service will commence and for the duration of the provision of the new Restricted Service, does not exceed five percent (5%) of the combined Base TPV of the Taobao Marketplace (at the domain www.taobao.com) and the Tmall (at the domain www.tmall.com) during such Calendar Quarter and for the duration of the provision of the new Restricted Service; and

(b)                                 the aggregate Total Payment Volume processed by Provider for all customers receiving (or to receive) Restricted Services and such customers’ Affiliates (for all services provided to such customers and their Affiliates), during the Calendar Quarter immediately preceding the Calendar Quarter in which provision of the new Restricted Service will commence and for the duration of the provision of the new Restricted Service, does not exceed ten percent (10%) of the combined Base TPV of the Taobao Marketplace (at the domain www.taobao.com) and the Tmall (at the domain www.tmall.com) during such Calendar Quarter and for the duration of the provision of the new Restricted Service; and

(c)                                  no customer (including such customer’s Affiliates) may receive more than one (1) Restricted Service at any one time.

Upon the earlier of (i) the date that is six (6) months after the first launch of a particular Restricted Service or (ii) the date on which any of the above conditions ceases to be true, the applicable service shall cease to be a Restricted Service, and the Recipient Parties will then and thereafter have the right to receive such service in accordance with the terms of this Agreement.

3.                                      PERFORMANCE OF SERVICES

3.1                               Manner of Performance. Without limitation to Section 4.1, Provider shall, at all times, ensure that the Services and Provider’s obligations hereunder are performed at the highest level of quality provided, or required to be provided, to or for any other customers of Provider or its Subsidiaries (other than the Non-Standard SLA Customers), and by appropriately trained and qualified Personnel in a timely, professional and workmanlike manner. Provider shall promptly notify Recipient upon becoming aware of any circumstances that could reasonably jeopardize the timely and successful performance of the Services or Provider’s obligations hereunder.

3.2                               Facilities; Personnel. Except as set forth in the Shared Services Agreement and the Intellectual Property License Agreement, or as otherwise expressly provided herein, Provider shall be responsible for providing all facilities, Personnel and other resources necessary to perform the Services. Provider shall manage, supervise and provide direction to its Personnel in connection with this Agreement, and shall cause them to comply with all obligations and restrictions applicable to Provider under this Agreement.

3.3                               Subcontracting. Until the Final Payment Date, Provider shall not subcontract the performance of all or any portion of the Services to any third Person without Recipient’s prior written consent given with the unanimous approval of the Independent Directors (such approval not to be unreasonably withheld), except (a) to Provider’s Affiliates or (b) with respect to merchant acquisition, customer service or software development services received by Provider from third Person vendors to facilitate the provision of Services and subject, in the case of any such software development services, to obtaining all license and other rights necessary to enable the Recipient Parties to receive and exploit the Services in accordance with this Agreement. Provider shall remain fully responsible and liable for the performance of all Services hereunder (even if performed, or failed to be performed, by a subcontractor), and shall ensure that no subcontractor may further subcontract the performance of any Services. Provider shall provide Recipient with prior written notice of each instance of the subcontracting of any of the Services (or any portion thereof) hereunder. Each subcontractor (and all directors, officers, employees, agents and independent contractors thereof) shall be deemed “Personnel” of Provider. Each subcontract entered into by Provider in connection with the performance of Services shall be in writing and shall not contain any provision that is inconsistent with the terms of this Agreement. Unless otherwise requested by Recipient, Provider shall be Recipient’s sole point of contact regarding this Agreement.

3.4                               Cooperation. Provider shall, at its own cost, follow and comply with any reasonable instructions, directions or requests in connection with the performance of, and within the scope of, Services, given by Recipient which are consistent with the terms of this Agreement. Upon Provider’s reasonable request, Recipient shall use reasonable efforts to take such actions (including making available Systems interfaces and enabling Recipient’s Systems and web page integration) and provide Provider with such information and documentation (including product and service specifications) as is necessary to enable Provider to fulfill its obligations under this Agreement.

3.5                               Third Party Licenses and Cooperation. Provider acknowledges and agrees that its performance of Services hereunder may require certain third Person approvals, consents, services, licenses or sublicenses under or for use of third Person Intellectual Property or Intellectual Property Rights, or other third Person cooperation. Provider shall be responsible for obtaining and maintaining, and shall bear all costs of, any such approvals, consents, services, licenses or sublicenses, or other cooperation; provided, however, that if and as long as Provider is not in breach of any of its obligations under the Intellectual Property License Agreement, then Provider shall not be liable for any failure to obtain or maintain any approvals, consents, services, licenses or sublicenses of Recipient that Recipient is obligated to provide thereunder. Without limiting the generality of the foregoing, Provider shall be responsible for obtaining and maintaining, and shall bear all costs of, any regulatory licenses and approvals from Governmental Authorities that are (a) necessary or, in Recipient’s reasonable opinion (based on the advice of legal counsel), desirable for its provision of the Services, or (b) customary to be sought or obtained in connection with the operation of services reasonably comparable to the Services and/or businesses reasonably comparable to the Business. Upon Provider’s request, Recipient shall use reasonable efforts to provide Provider with information and documentation reasonably requested by Provider and necessary to fulfill Provider’s obligations pursuant to this Section 3.5, except to the extent that Recipient is prohibited from providing such information or documentation under applicable Law. During the Term, Provider shall promptly notify Recipient if Provider fails to maintain, or reasonably anticipates it will fail to maintain, any approval, consent, service, license or sublicense contemplated by this Section 3.5, and Provider shall use commercially reasonable efforts to promptly remedy any such failure to maintain any requirement under this Section 3.5 thereafter.

3.6                               Improvements. Provider shall, throughout the Term, ensure that the Services and Platform remain competitive in scope and quality, and current with, like services provided by any third Person provider of services reasonably comparable to the Services, including those services reasonably comparable to the Services that Provider then provides or is required to provide to or for any other customer (other than Recipient) of Provider. The evolution of the Services shall include at a minimum the use and integration into the Services of new functionality offered by Provider to any of its other customers of services reasonably comparable to the Services provided by Provider hereunder. If Provider improves, upgrades, or otherwise enhances its Systems, Provider shall promptly implement such enhanced Systems and other changes in the Platform and the Services as soon as, and in any event no later than, Provider provides any such improved Systems to any of its other customers. Notwithstanding the foregoing, Provider shall not change or modify the Platform or Services in any manner that would reasonably be expected to have a material adverse impact upon the Services or any Recipient Party’s or its End Customers’ use of the Services and/or Platform, in each case without Recipient’s prior written approval. This Section 3.6 shall not apply to a Restricted Service so long as it remains a Restricted Service.

4.                                      SERVICE LEVELS

4.1                               Service Levels. Beginning as of the date on which Provider first delivers the applicable Service and continuing for the remainder of the Term, and without limiting its obligations under Section 3, Provider shall perform the Services in a manner that meets or exceeds the highest of (a) the applicable service level requirements then set forth in Schedule 4.1 hereto or applicable pursuant to Section 2.4(c), and (b) the highest performance and quality level that Provider then provides or is required to provide to or for any other customer (other than Recipient or any Non-Standard SLA Customer) of Provider or any of its Subsidiaries with respect to such Services (collectively, the “Service Levels”).

4.2                               Service Credits.

(a)                                 If, during a given day or such other measurement period as may be set forth in Schedule 4.1, Provider fails to perform any Service in accordance with all applicable Service Levels set forth therein, Recipient shall be entitled to receive the applicable credits or other remedies set forth in Schedule 4.1 (“Service Credits”). The Service Credits accrued during any Calendar Quarter shall be used to offset and reduce the Payment Processing Fee payable by the relevant Recipient Party to Provider for such Calendar Quarter pursuant to Section 7.2.

(b)                                 Notwithstanding the application of any Service Credits, except for those Service Level failures for which Service Credits are expressly stated in Schedule 4.1 as the sole and exclusive remedy of Recipient, Recipient shall also retain all other rights and remedies available to Recipient under the Transaction Documents or at law or in equity.

4.3                               Root Cause Analysis. Each time Provider fails to meet any Service Levels, Provider shall promptly: (a) conduct a root cause analysis of the failure and deliver to Recipient a written report identifying and describing in reasonable detail such root cause(s), (b) discuss with Recipient the root cause(s) of the failure and Provider’s position with regard to such root cause(s), (c) correct the problem and begin meeting such Service Level as soon as practicable, and (d) regularly advise Recipient of the status of such corrective efforts and respond promptly to any request by Recipient for an update regarding such efforts. Provider shall prioritize any root cause analysis performed hereunder at a level equal to or higher than that afforded to Provider’s testing or quality assurance investigations or activities conducted internally or for any other of Provider’s customers of services reasonably comparable to the Services. All Service Levels and applicable Service Credits remain in effect notwithstanding Provider’s subsequent correction of any performance problem.

4.4                               Review of Service Levels. The Parties shall review in good faith each then-current Service Level once during each calendar year to evaluate Provider’s performance under such Service Level, including any remedial steps Provider has taken to address any Service Level failures, during such period. As part of such review, the Parties shall discuss any ongoing improvements to the Services that are necessary to ensure continued adherence to the applicable Service Levels (including the Service Levels as updated, if applicable), and Provider shall promptly integrate any such improvements into the Services. Provider shall also use reasonable efforts to identify any processes used by Provider in connection with other customers that would benefit Recipient to improve the performance of Services hereunder against the Service Levels, and shall implement any methods of improving such performance against the Service Levels approved by Recipient. If Recipient identifies any Service Level issues prior to any scheduled Service Level review, it may require a meeting with Provider prior to the next scheduled Service Level review to discuss and determine a resolution for such issue, but no more than once per Calendar Quarter.

4.5                               Service Level Updates and Improvements. If requested by Recipient, the then-current Service Levels shall be improved, and Schedule 4.1 shall be updated, from time to time but at least once per calendar year, in order to reflect the highest performance and quality levels then provided by Provider or any of its Subsidiaries to any customer (other than Recipient or any Non-Standard SLA Customer) of services reasonably comparable with the Services. Provider’s provision of Services shall satisfy or exceed the requirements of the then-current Service Level.

4.6                               Monitoring; Reporting. As part of the Services, Provider shall implement measurement and monitoring tools and procedures necessary to measure its performance of the Services against the Service Levels. Subject to the provisions of Section 8.2, Provider shall provide Recipient, or its auditors, with information and documentation regarding the measurement and monitoring tools necessary to verify compliance by Provider with the Service Levels, and shall provide Recipient, or its auditors, with such access to the measurement and monitoring tools as is necessary to conduct such analysis. Provider shall deliver to Recipient, on a Calendar Quarter and annual basis, reports regarding Provider’s ongoing performance under the Service Levels and the Service Credits granted or due to Recipient.

5.                                      INFORMATION SECURITY; DATA PROTECTION

5.1                               Security Standards. Provider shall implement and maintain physical and information security measures with respect to the Services, Personal Information, and all Platforms used in connection with the provision of Services or the hosting of Personal Information that (a) comply with all applicable Laws and applicable industry standards and (b) are consistent with best practices for the business activities in which it is engaged and applicable industry standards and practices. Provider shall implement promptly any reasonable additions, changes or adjustments to its security measures that are necessary to comply with applicable Laws or such applicable industry standards.

5.2                               Security Breaches. In the event that Provider or any Recipient Party experiences an actual or suspected material breach of physical or information security measures related to the Services or Personal Information, (a) the Recipient (in the case of a breach experienced by a Recipient Party) or Provider shall immediately report such breach to the senior management of the other Party, and (b) with respect to actual breaches, the Parties shall, subject to applicable Law, cooperate with each other regarding the timing and manner of notifications to Governmental Authorities and their respective individual End Customers and potential End Customers, Personnel and/or agents concerning a breach or potential breach of security. Each Party shall be responsible for its own costs incurred in connection with responding to any such breach, including the costs of implementing credit monitoring and other protective measures for affected Persons; provided that the Party suffering the security breach shall bear all such costs if such breach resulted from such Party’s violation of applicable Law, failure to comply with its obligations under this Article 5, or from its gross negligence or willful misconduct.

5.3                               Viruses. At all times during the Term, Provider shall take commercially reasonable measures to prevent the introduction into Recipient’s Systems of any viruses or any other contaminants (including code, commands, instructions, devices, techniques, bugs, web bugs, or design flaws) that are intended to be used to access (without authorization), alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit, or shut down Recipient’s Systems or other information or property. Additionally, each of Provider and Recipient shall not knowingly compromise the security of the other Party’s Systems, including by tampering with, compromising, or attempting to circumvent any physical or electronic security or audit measures employed by such Party in the course of its business operations.

5.4                               Access to Facilities. To the extent that Recipient’s or Provider’s Personnel will access the other Party’s sites or facilities in connection with this Agreement, such Party shall cause its Personnel, while working at such sites or facilities, to comply with all applicable safety and security policies and procedures that have been provided to such Personnel, and shall be liable for any violation of any such policies and procedures by such Party’s Personnel.

5.5                               Systems Policies. To the extent that Recipient’s (or its Subsidiaries’) or Provider’s (or its Subsidiaries’) Personnel will access the Systems of the other Party or its Subsidiaries in connection with this Agreement, that Party shall cause such Personnel, while accessing such Systems, to (i) comply with all applicable security policies and procedures that have been provided to such Personnel, (ii) not tamper with, compromise or circumvent any security or audit measures employed by the other Party, and (iii) if requested by the other Party, execute a confidentiality agreement in the form provided by that Party. For clarity, access or use of APIs of a Party or its Subsidiaries shall not constitute access to Systems of such Party or its Subsidiaries. Each Party shall also:

(a)                                 Ensure that only those of its Personnel who are specifically authorized to have access to the other Party’s Systems gain such access, prevent its Personnel’s unauthorized access to, or use, destruction, alteration or loss of, any information contained therein, and notify its Personnel of the restrictions set forth in this Agreement; and

(b)                                 Use commercially reasonable efforts to ensure that its Personnel who are authorized to have access to the other Party’s Systems shall access and use only those Systems, and only such data and information within such Systems, to which such Personnel have been granted the right to access and use.

5.6                               Response to Security Threats. Recipient and Provider may each take any steps reasonably necessary to protect the security and integrity of its respective Systems against security threats arising out of any interconnection between such Systems and those of the other Party, including termination of any such interconnection; provided that: (a) such Party shall take such steps in a manner designed not to adversely affect the performance of the Services, and to minimize any such adverse effect that could occur; and (b) if such steps result in any interruption in access or use of the Services, such Party shall restore such access or use as soon as reasonably practicable after such threat has been resolved. Without limiting the foregoing, if, at any time, Recipient or Provider determines that (i) the other Party or its Personnel has sought to circumvent, or has circumvented, any security policies or procedures communicated pursuant to Section 5.4, (ii) any unauthorized Personnel of the other Party has accessed its Systems, (iii) the other Party or any of its Personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information (including Personal Information) or Systems, or (iv) any of the other Party’s Personnel poses a security threat, such Party may immediately suspend or terminate any such Personnel’s access to the Systems in addition to other rights or remedies it may have pursuant to this Agreement, and shall promptly notify the senior management of the other Party in writing of such action.

6.                                      DISASTER RECOVERY

6.1                               Disaster Recovery Plan. Provider shall implement and maintain disaster recovery facilities and a written disaster recovery plan designed to ensure the continued provision of Services in accordance with this Agreement, notwithstanding any disaster or event which would otherwise adversely affect the provision of Services (such disaster recovery plan, the “Disaster Recovery Plan”). Subject to the foregoing, the Disaster Recovery Plan shall be consistent with, and be at least as protective as, the most protective disaster recovery plan that Provider then provides or is required to provide to any other customer (other than Recipient) of Provider or any of its Subsidiaries. The Disaster Recovery Plan shall address the following objectives:

(a)                                 identify issues and problems arising in connection with disasters that could potentially disrupt Provider’s ability to provide the Services in both the short and long term;

(b)                                 develop, maintain and document containment measures that mitigate the risk of disruptions to the provision of Services resulting from such issues and problems; and

(c)                                  develop and maintain continuity of business procedures, including (i) declaration of an emergency, (ii) notification and escalation both within Provider and to Recipient; (iii) the recovery both on and off site of Services, data related to the Services, the Platform, and any applicable Systems; and (iv) an annual management review of the disaster recovery facilities and Disaster Recovery Plan.

6.2                               Implementation. Upon Provider’s discovery of circumstances requiring disaster recovery in connection with the Services, Provider shall implement the Disaster Recovery Plan and shall promptly notify Recipient of such circumstances. In the event that a disaster causes Provider to allocate limited resources between or among its customers, Provider shall allocate such resources to Recipient in a manner no less favorable to Recipient than Provider allocates such resources to its most favored customers.

7.                                      FEES AND PAYMENT

7.1                               Payment Processing Fees.

(a)                                 In consideration for the Services provided during the Term, each Recipient Party receiving Services shall pay to Provider, on a Calendar Quarter basis, a payment processing fee determined as set forth in Schedule 7.1 (the “Payment Processing Fee”).

(b)                                 With respect to all Off-Recipient Services provided by Provider during the Term, (i) Provider may negotiate the fees charged by Provider to merchants receiving Off-Recipient Services in Provider’s discretion, (ii) no Recipient Party shall be required to pay any Payment Processing Fee in connection with any Off-Recipient Services, and (iii) the Total Payment Volume processed by Provider in connection with Off-Recipient Services shall be excluded from the Base TPV for each Recipient Party.

(c)                                  The Payment Processing Fee shall be subject to revision pursuant to the process set forth in Section 6 of Schedule 7.1.

7.2                               Payment Terms.

(a)                                 Within thirty (30) days following the end of each Calendar Quarter during the Term, Provider shall deliver to each Recipient Party (with a copy to Recipient) (i) an invoice for the Payment Processing Fee payable by such Recipient Party for such Calendar Quarter, and (ii) true and complete statements of the Base TPV actually processed by Provider as part of the Services provided to such Recipient Party during the applicable Calendar Quarter, including a detailed explanation of how such Base TPV and the applicable Payment Processing Fee were calculated (each such invoice and associated statements, an “Invoice”). Subject to Section 7.2(b), each Recipient Party shall pay, and Recipient shall cause each Recipient Party to pay, all undisputed amounts due pursuant to each Invoice within thirty (30) days after the applicable Recipient Party’s receipt thereof.

(b)                                 A Recipient Party may, with the unanimous approval of the Independent Directors, dispute any Invoice, or the Payment Processing Fee set forth therein, in whole or in part, it being understood that any undisputed amounts shall be paid when due in accordance with Section 7.2(a). The Recipient Party and Provider shall work together in good faith to resolve such dispute within thirty (30) days from the receipt of the relevant Invoice by the Recipient Party. If the resolution of such a dispute is that Recipient Party owes a payment of any amount to Provider or that Recipient Party’s payment was in excess of the actual Payment Processing Fees due, the Recipient Party or Provider, as applicable, shall pay such amount to the other Party promptly, and in any event within thirty (30) days after, the Recipient Party and Provider agree to such resolution. If a dispute regarding an Invoice is not resolved within such thirty (30)-day period, the dispute may be resolved by arbitration in accordance with Section 15.2. The existence of a dispute (pursuant to this Section 7.2(b) or otherwise) shall not excuse any Party from any other obligation under this Agreement, including the Recipient Party’s obligation to pay undisputed Payment Processing Fees and Provider’s obligation to continue to perform Services hereunder, unless and until this Agreement is rightfully terminated pursuant to Section 10.3.

7.3                               Representation Regarding Fee Statements. HoldCo hereby represents, warrants and covenants that, at the time of delivery, each Invoice shall be true and complete, will not include or omit any fact that renders the information therein misleading, and will be calculated in accordance with Section 7.1.

7.4                               Costs and Expenses. Except as expressly set forth in this Agreement, each Party shall be solely responsible for all costs and expenses incurred by it in connection with providing or receiving the Services. Without limiting the generality of the foregoing, Provider shall be solely responsible for all costs and expenses incurred by it in connection with obtaining any third Person licenses, approvals, consents or services as required hereunder or as otherwise may be necessary for Provider to deliver the Services in accordance with this Agreement.

7.5                               Taxes.

(a)                                 The consideration payable to Provider pursuant to Section 7.1 shall, except as otherwise provided in this Section 7.5(a), exclude any and all taxes imposed on the sale of the Services, and any and all taxes otherwise imposed on, sustained or incurred with respect to, or applicable to, the Services; provided, that the applicable Recipient Party shall bear any and all business, sales, use, value added and other similar taxes imposed on the Payment Processing Fee, which taxes shall be payable by Recipient Party at the same time the related Payment Processing Fee is due pursuant to Section 7.2. Provider shall properly and timely collect from each Recipient Party and remit any such business, sales, use, value added and other similar taxes to the taxing authorities if required to do so by applicable Law.

(b)                                 Provider, on the one hand, and each Recipient Party, on the other hand, will cooperate and take any reasonably requested action which does not cause such Party to incur any material cost or inconvenience in order to minimize any business, sales, use, value added or other similar taxes imposed on the sale of the Services, including providing sales and use tax exemption certificates or other documentation necessary to support tax exemptions. Provider, on the one hand, and each Recipient Party, on the other hand, agrees to provide to the other such information and data as is reasonably requested from time to time, and to fully cooperate with the other, in connection with (i) the reporting of any business, sales, use, value added or other similar taxes payable pursuant to this Agreement, (ii) any audit relating to any business, sales, use, value added or other similar taxes payable pursuant to this Agreement, or (iii) any assessment, refund, claim or proceeding relating to any such business, sales, use, value added or other similar taxes.

8.                                      COMPLIANCE WITH LAW; AUDIT

8.1                               Compliance with Law. Provider shall ensure that the performance of its obligations hereunder, and its delivery of the Services, complies with all applicable Laws (including all Data Protection Laws), and shall, at its sole expense, obtain and maintain in force all licenses, consents and permits required for it to comply with all such Laws. To the extent required by applicable Law, Provider shall be responsible for notifying any Governmental Authority of this Agreement and of any modification hereto. In addition, Provider shall notify the Recipient Parties of any requirements under applicable Law that require disclosures with respect to the Services to be made on any site operated by or on behalf of any Recipient Party or that require any other change to any such site in connection with the Services, in each case to the extent such disclosure is required due to the nature of the Services. Recipient shall, upon Provider’s reasonable request, share information with Provider as necessary to enable Provider to satisfy its obligations under this Section 8.1.

8.2                               Reviews.

(a)                                 Provider shall maintain (and cause to be maintained) complete and accurate books and records for the purpose of supporting and documenting the accuracy of Invoices and the calculation of the Approved Fee Rates pursuant to Schedule 7.1 (including in comparison with Provider’s audited financial statements), including any financial, operating and market data with respect to any Developed Services or New Services, and (the accuracy of any New Services Development Costs, and as otherwise reasonably necessary to confirm Provider’s compliance with this Agreement. All such books and records will be retained at Provider’s, or its applicable Subsidiary’s, principal place of business for a period of at least three (3) years after the payments to which they pertain have been made. Provider’s books and records will be open for inspection and review (as set forth in this Article 8) during such three (3) year period for the purpose of verifying the accuracy of the payments and charges made hereunder and Provider’s compliance with this Agreement.

(b)                                 Recipient’s external auditors shall have the right to conduct (and Recipient shall cause Recipient’s external auditors to so conduct, including when requested to do so by the Independent Directors), at Recipient’s own cost, periodic reviews to confirm: (i) Provider’s compliance with this Agreement; and (ii) the accuracy of Invoices and any financial, operating and market data used to determine the Approved Fee Rate with respect to the Services (including any Developed Services or New Services) pursuant to Schedule 7.1 (including in comparison with Provider’s audited financial statements), and (iii) the accuracy of any New Services Development Costs. The scope of the review referred to in clause (ii) of the preceding sentence shall be set forth in an auditor’s review instruction letter (“Auditor’s Review Instructions”) which Recipient shall provide to the external auditor performing such review. Any review conducted pursuant to this Section 8.2 shall be conducted by an independent, external internationally-recognized firm of Recipient’s choice with appropriate qualifications and experience in the PRC conducting reviews of this nature; with respect to review of the matters set forth in clause (ii), such external auditor shall be an internationally-recognized, independent accounting firm of Recipient’s choice. Before beginning its review, the firm selected by Recipient to conduct the review shall execute a confidentiality agreement with Provider, the terms of which shall not frustrate or impede the purpose of the review or the disclosure of the results thereof to Recipient. The auditors shall create a detailed written report of the results and findings of each review, and simultaneously provide copies of the report to both the Recipient and Provider. The auditor’s report shall limit the disclosure to Recipient of information reviewed in connection with the review to the conclusions of the reviews, the determination of the auditor in connection therewith (including as to whether the Payment Processing Fees have been appropriately invoiced and paid), and the basis for such conclusions. The auditor shall not disclose any Highly Sensitive Information that, if disclosed to Recipient in accordance with this Agreement, would cause Provider competitive harm, and shall not disclose any information to the extent disclosure of such information to Recipient in accordance with this Agreement would violate applicable Law.

(c)                                  Provider may dispute the results of a review conducted pursuant to Section 8.2(b), in which case the Parties shall work together in good faith to resolve such dispute within thirty (30) days of Recipient’s demand for compensation or reimbursement arising out of the result of such review. If the Parties are unable to resolve any such dispute after such thirty (30)-day period, Provider may commence arbitration pursuant to Section 15.2 of the Agreement; provided, however, that commencing arbitration will not excuse Provider from paying any amounts due to Recipient or any other Recipient Party.

(d)                                 Recipient will, through its external auditors, conduct reviews under Section 8.2(b) no more than once per year, unless any review reveals any breach by Provider of any terms or conditions of this Agreement, or any material inaccuracy with respect to Invoices or the costs used in determining the Approved Fee Rate, in which case, Recipient may, through its external auditors, conduct one (1) additional review in the following twelve (12) months. Recipient’s external auditors shall conduct all reviews during normal business hours and shall endeavor to conduct them in a manner that does not unreasonably interfere with Provider’s business operations. Provider shall reasonably cooperate with Recipient’s auditors in connection with any review under Section 8.2(b), including by providing Recipient’s auditors with access to all financial and accounting books and statements, management and operating data, records, working papers of Provider’s auditors (to the extent permitted by such auditors, provided that Provider shall not withhold any consents necessary to permit Provider’s auditors from providing access to such working papers), accounts, financial statements, Systems, facilities, operations, and management Personnel and other Personnel, but only as reasonably necessary for the purposes set forth in Section 8.2(b), and ensure that its Personnel cooperate with any such review and all other reasonable requests by Recipient’s auditors for additional information or documentation related to such review. For clarity, Provider shall not be required pursuant to this Section 8.2 to disclose to Recipient any Highly Sensitive Information that, if disclosed to Recipient in accordance with this Agreement, would cause Provider competitive harm, or to disclose to Recipient or Recipient’s auditors any information to the extent disclosure of such information to Recipient or Recipient’s auditors, as the case may be, in accordance with this Agreement, would violate applicable Law.

(e)                                  If any review reveals that Recipient or any Recipient Party overpaid any amount due hereunder (except for any portion thereof disputed in good faith), Provider shall promptly refund the overpayment to Recipient, subject to Section 8.2(d) hereof. If any such overpayment amounts to five percent (5%) or more of the total amount payable by Recipient or such Recipient Party (as the case may be) for any period covered by the review, but not less than one Calendar Quarter, or if a review reveals any material non-compliance or material breach by Provider of any terms or conditions of this Agreement, Provider shall reimburse Recipient for the cost of such review.

9.                                      CONFIDENTIALITY

9.1                               Confidential Information. Each of Recipient (and its Affiliates) and Provider (and its Affiliates) (in such capacity, the “Receiving Party”) shall use the same standard of care to prevent the public disclosure and dissemination of the Confidential Information of the other Party (in such capacity, the “Disclosing Party”) as the Receiving Party uses to protect its own comparable Confidential Information. “Confidential Information” of Disclosing Party means confidential, non-public marketing plans, product plans, business strategies, financial information, forecasts, Personal Information, Highly Sensitive Information, customer lists and customer data, technical documents and information and any similar confidential, non-public materials and information, regarding the Disclosing Party and its Affiliates, or their representatives or customers, disclosed by the Disclosing Party to the Receiving Party under or in connection with this Agreement, whether orally, electronically, in writing, or otherwise, including copies thereof, in each case to the extent expressly marked in writing as “Confidential,” or, if disclosed orally, identified as confidential at the time of disclosure and set forth or summarized in a written document expressly marked as “Confidential” delivered to the Receiving Party no later than thirty (30) days after the date of the initial oral disclosure thereof, or, if not so marked or identified as “Confidential,” shall nevertheless be regarded as Confidential Information if a reasonable person under the circumstances would know that such information or materials are considered confidential information by the Disclosing Party. Notwithstanding the foregoing, (a) Confidential Information may be disclosed on an as needed basis to personnel or subcontractors (in the case of Provider, solely as permitted pursuant to Section 3.3) of the Receiving Party solely as and to the extent required for the purpose of fulfilling the Receiving Party’s obligations or exercising the Receiving Party’s rights under any Transaction Document (including, in the case Recipient and its Subsidiaries, its rights to contract with other Persons for the procurement or provisions of services for the benefit of Recipient comparable to the Services pursuant to Section 2.6), and (b) nothing in this Agreement shall be deemed to prevent Recipient or any of its Subsidiaries from engaging in the businesses of Recipient and such Subsidiaries. Nonetheless, each Receiving Party (x) shall limit the disclosure of the Disclosing Party’s Confidential Information to third Persons to what is necessary for a reasonable purpose in the conduct of the business of the Receiving Party and its Subsidiaries and (y) shall not disclose any of the Disclosing Party’s Highly Sensitive Information to any third Persons, except user data to the extent that (i) disclosure of such data is required for the purpose of engaging a third Person to provide services comparable to the Services (provided that such third Person shall not use such data for any other purpose), (ii) disclosure of such data to such third Person in accordance with this Agreement does not violate the terms of use or terms of service under which such data was collected, and (iii) disclosure of such data to such third Person in accordance with this Agreement does not violate applicable Law. Each Receiving Party shall take all reasonable steps to ensure that any such Confidential Information of Disclosing Party disclosed to any Personnel or subcontractors in accordance with this Section 9.1 is treated as confidential by the Personnel and subcontractors to whom it is disclosed, and shall require the foregoing to enter into an agreement which imposes confidentiality obligations no less protective of the Confidential Information than those imposed under this Agreement.

9.2                               Permitted Disclosures. The provisions of this Article 9 shall not apply to any Confidential Information which: (a) is or becomes commonly known within the public domain other than by breach of this Agreement or any other agreement that the Disclosing Party has with any Person; (b) is obtained from a third Person who is lawfully authorized to disclose such information free from any obligation of confidentiality; (c) is independently developed without reference to or use of any Confidential Information of the Disclosing Party; or (d) is known to the Receiving Party without any obligation of confidentiality prior to its receipt from the Disclosing Party.

9.3                               Disclosure in Compliance With Law. Nothing in this Article 9 shall prevent the Receiving Party from disclosing Confidential Information where it is required to be disclosed by judicial, administrative, governmental, or regulatory process in connection with any action, suit, proceeding or claim, or otherwise by applicable Law; provided, however, that the Receiving Party shall, if legally permitted, give the Disclosing Party prior reasonable notice as soon as possible of such required disclosure so as to enable the Disclosing Party to seek relief from such disclosure requirement or measures to protect the confidentiality of the disclosure.

9.4                               Residuals. Notwithstanding anything to the contrary herein, the Receiving Party shall be free to use for any purpose the Residual Information resulting from access to any Confidential Information disclosed to it under this Agreement. “Residual Information” means information in non-tangible form which may be retained in the memory of Personnel of the Receiving Party who have had access to the Confidential Information of the Disclosing Party. Receiving Party’s receipt of Confidential Information under this Agreement shall not create any obligation that in any way limits or restricts the assignment and/or reassignment of the Receiving Party’s Personnel. For the avoidance of doubt, the foregoing does not constitute a license under any patent or otherwise affect any Party’s (or its Subsidiaries’) rights or obligations under Section 9.9 of the Purchase Agreement.

9.5                               Unauthorized Disclosures. The Receiving Party shall immediately inform the Disclosing Party in the event that it becomes aware of the actual or suspected possession, use, or knowledge of any of the Confidential Information of the Disclosing Party by any Person not authorized to possess, use, or have knowledge of the Confidential Information and shall, at the request of the Disclosing Party, provide such reasonable assistance as is required by the Disclosing Party to mitigate any damage caused thereby.

10.                               TERM AND TERMINATION

10.1                        Term. This Agreement shall commence on the Effective Date and shall remain in full force and effect for an initial term of fifty (50) years (the “Initial Term”). Thereafter, this Agreement shall automatically renew for additional renewal terms of fifty (50) years each (each a “Renewal Term”), unless Recipient, with the unanimous approval of the Independent Directors, provides Provider with notice of non-renewal at least one (1) year prior to the end of the Initial Term or then-current Renewal Term, as applicable. This Agreement may otherwise be terminated only as expressly provided in this Article 10. Collectively, the Initial Term and any Renewal Term(s) constitute the “Term,” provided that the Term shall end if and when this Agreement is terminated in accordance with this Article 10. For clarity, the Term shall not be affected by the occurrence of the Final Payment Date.

10.2                        Termination by Recipient. Recipient may, with the approval of the Independent Directors, terminate this Agreement, for any or no reason, at any time upon one (1) year’s prior written notice to Provider specifying that it is a notice hereunder and that Recipient’s decision to so terminate this Agreement, and the written notice, have been reviewed and approved by the Independent Directors.

10.3                        Termination by Provider Only for Certain Non-Payments.

(a)                                 Provider shall have no right to terminate this Agreement or any of the Services other than for non-payment of amounts owed and only pursuant to this Section 10.3(a). If, for any disputed Invoice, the Parties have not resolved the dispute within thirty (30) days after the original payment due date of such Invoice pursuant to Section 7.2, Provider shall provide the Recipient Party with written notice of the failure to pay such disputed Payment Processing Fees when due (which notice shall specify the possibility of termination of this Agreement) (a “Payment Default Notice”), with copies to Recipient and the Independent Directors at the addresses specified for notices in Section 16.14. If after sixty (60) days after the date of the Payment Default Notice, (i) the Recipient Party has failed to pay either the disputed portion of the Invoice or the Minimum Payment (defined below) and (ii) the Independent Directors have voted in favor of an Action to withhold both such payments or have voted against all Actions to pay either payment, or abstained from voting at, or failed to attend, all duly called board meetings of Recipient during such sixty (60) period called to discuss such Payment Default Notice at which it would have been possible to vote in favor of an Action to pay either such payment elected by the Independent Directors, then Provider shall have the right to terminate this Agreement or any of the Services upon written notice to Recipient. Payment of the Minimum Payment will not affect Provider’s or Recipient’s right under Section 7.2 to commence arbitration pursuant to Section 15.2 for the resolution of any dispute over any disputed Invoice.

(i)                                    A “Minimum Payment” in connection with any Invoice in dispute between the Parties is an amount equal to the difference between the (x) lesser of (1) the full amount payable under such Invoice, and (2) an amount equal to the average amount payable by the applicable Recipient Party to Provider as set forth in the applicable Invoices during the immediately preceding four (4) Calendar Quarters less (y) any undisputed portion of such Invoice previously paid by the Recipient Party.

(b)                                 Except as expressly set forth in Section 10.3(a), Provider’s sole and exclusive remedy with respect to any breach will be to seek monetary damages for the breach or injunctive or other equitable remedies to cure, limit and restrain any breach or threatened breach of Section 9. In no event may Provider terminate or suspend, or fail to provide, any Services it is obligated to provide pursuant to this Agreement unless this Agreement has been terminated in accordance with this Section 10.3.

10.4                        Effect of Termination. In connection with termination of this Agreement for any reason:

(a)                                 Transition. During a transition period requested by Recipient of not more than six (6) months prior to the effective date of such termination, Provider shall provide the Transition Services as set forth in Section 2.8 in addition to the Services as requested by any Recipient Party. Unless otherwise agreed in writing by the Parties, the terms and conditions of this Agreement shall continue to apply to the provision of all such Services until the expiration of the Agreement. During the transition period and until the expiration of the Agreement, Recipient shall continue to pay the Payment Processing Fee to Provider, and each Party shall be responsible for its own costs and expense in accordance with Section 7.4.

(b)                                 Unpaid Amounts. No Party shall be relieved from its obligation to pay any fees, payments or other amounts incurred and payable to the other Party prior to termination of this Agreement, including, as applicable, the Payment Processing Fee, any Service Credits and the Impact Payment.

10.5                        Survival. Article 1, Section 2.7(a), Section 7.2, Section 8.2 (for six (6) months after the payment due date of the final Invoice issued in accordance with this Agreement), Article 9, Section 10.3, Section 10.4, this Section 10.5, Section 11.3, Article 12, Article 13, Article 14, Article 15 and Article 16 shall survive any termination of this Agreement. Any and all accrued liabilities shall survive any termination of this Agreement.

11.                               REPRESENTATIONS AND WARRANTIES

11.1                        Mutual Representations and Warranties. HoldCo, on behalf of itself and the Provider Parties, hereby represents and warrants to Recipient, and Recipient, on behalf of itself and the other Recipient Parties, hereby represents and warrants to Provider, that:

(a)                                 The warranting Party and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with all requisite corporate or other entity power and authority to own, operate and lease its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its properties and assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the warranting Party or any of its Subsidiaries; and

(b)                                 The warranting Party has all necessary power and authority to make, execute and deliver this Agreement on behalf of itself and its Subsidiaries, and to perform, and to cause its Subsidiaries to perform, all of the obligations to be performed by it or its Subsidiaries hereunder. The making, execution, delivery and performance by the warranting Party of this Agreement, and the performance of the Agreement and the agreement so to perform, has been duly and validly authorized by all necessary corporate action on the part of such Party and its Subsidiaries. This Agreement has been duly and validly executed and delivered by such Party, and assuming the due authorization, execution and delivery by the other Party, this Agreement will constitute the valid, legal and binding obligation of such Party and its Subsidiaries, enforceable against it and them in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

11.2                        Representations and Warranties by Provider. HoldCo, on behalf of itself, and the Provider Parties, hereby represents and warrants to Recipient as follows:

(a)                                 The Services and the Platform, and the use thereof in accordance with this Agreement, do not and will not infringe any Intellectual Property Right of any third Person; and

(b)                                 The Services, as provided to Recipient and its Subsidiaries, comply and will comply with all applicable Laws; and,

(c)                                  The Services are and will be free of material defects and errors.

11.3                        Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.3 AND THIS ARTICLE 11, NO PARTY MAKES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, ANY REPRESENTATION OR WARRANTY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.                               INDEMNIFICATION

12.1                        Provider’s Indemnification of Recipient. HoldCo agrees, on behalf of itself, Provider and Provider’s Subsidiaries, to defend, indemnify, and hold harmless Recipient, its Subsidiaries, and its and their respective directors, officers, employees, representatives and agents (“Recipient Group”) from and against any and all Losses arising out of or resulting from (a) Provider’s performance of the Services, or other acts or omissions in connection therewith, following the Effective Date, or the use by a Recipient Party or an End Customer of the Services in the manner intended (excluding any use by a Recipient Party or End Customer that violates applicable Law due to no fault of Provider or the Services), (b) any breach (or a claim by a third Person that if true would be a breach) or alleged breach of any of the representations or warranties set forth in Article 11, or (c) any actions or failures to act for which HoldCo is deemed liable pursuant to Section 16.1.

12.2                        Indemnification Procedures.

(a)                                 Promptly after receipt by Recipient of notice of the commencement or threatened commencement of any action, suit, proceeding, claim, arbitration, investigation or litigation, whether civil or criminal, at Law or in equity, made or brought by a third Person (each a “Third Party Claim”), or after becoming aware of having incurred any other Losses, in respect of which Recipient will seek indemnification pursuant to Section 12.1, Recipient shall notify Provider of such Third Party Claim in writing. No failure to so notify Provider shall relieve it of its obligations under this Agreement, except to the extent that it can demonstrate that it was materially prejudiced by such failure.

(b)                                 Provider shall have thirty (30) days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim, and shall be entitled to assert any and all defenses available to Recipient or the Recipient Group to the fullest extent permitted under applicable Law; provided, however, that Provider shall have no right to assume and control, and Recipient shall at all times remain in sole control of (including selecting counsel), the defense of any Third Party Claim related to taxes. If Provider shall undertake to compromise or defend any such Third Party Claim, it shall promptly, but in any event within ten (10) days of the receipt of notice from Recipient of such Third Party Claim, notify Recipient of its intention to do so, and Recipient shall cooperate fully with Provider and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that (A) Provider shall not settle, compromise or discharge, with respect to, any such Third Party Claim without Recipient’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned) and (B) Provider shall not admit any liability with respect to any such Third Party Claim without Recipient’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.

(c)                                  Notwithstanding an election by Provider to assume the defense of any Third Party Claim, Recipient and/or the applicable member of the Recipient Group shall have the right to employ separate counsel and to participate in the defense of such Third Party Claim, and Provider shall bear the reasonable fees, costs and expenses of such separate counsel if (1) Recipient shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by Provider inappropriate, or (2) Provider shall have authorized Recipient to employ separate counsel at Provider’s expense.

(d)                                 Recipient, Provider, and their respective counsel shall cooperate in the defense of any Third Party Claim subject to Section 12.1, keep such persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto, except as necessary to preserve attorney-client, work product and other applicable privileges. All reasonable costs and expenses incurred in connection with Recipient’s cooperation shall be borne by Provider. In any event, Recipient and/or the applicable member of the Recipient Group shall have the right at its own expense to participate in the defense of such asserted liability.

(e)                                  If Provider does not elect to defend a Third Party Claim pursuant to Section 12.2(b), or does not defend such Third Party Claim in good faith, Recipient and/or the applicable member of the Recipient Group shall have the right, in addition to any other right or remedy it may have hereunder, at Provider’s expense, to defend such Third Party Claim; provided, however, that Recipient and/or the applicable member of the Recipient Group shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without Provider’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.

12.3                        Infringement Remedies. In addition to any other rights of or remedies available to Recipient, if the Services, Provider’s Systems, the Platform or any other Intellectual Property used or provided by Provider in connection therewith is found or alleged to infringe or misappropriate any Intellectual Property Right of any third Person, or, in Provider’s or Recipient’s reasonable opinion is likely to be so found, then Provider shall, at Provider’s option and sole expense: (a) modify such infringing Services, Platform or Intellectual Property to make it non-infringing, provided that such modification does not adversely affect the functionality, completeness, or accuracy of any of the Services or any Service Levels applicable thereto; (b) procure for Recipient Parties and their End Customers the right to continue using such Services, Platform or Intellectual Property; or, if neither (a) nor (b) are possible within a reasonable time, (c) replace such Services, Platform or Intellectual Property with substantially equivalent services or Intellectual Property that are non-infringing. If, after using commercially reasonable efforts, Provider determines that it cannot implement one of the foregoing steps (a), (b), or (c) within a reasonable time, Provider shall promptly notify Recipient. Upon receiving any such notice, Recipient may, at its option and without limitation to any other rights of or remedies available to Recipient, either (i) cease using the infringing Services, Platform or Intellectual Property and adjust its use of the Services appropriately, or (ii) if such adjustment is not possible and/or the Services are or would be materially adversely affected, terminate this Agreement upon thirty (30) days’ written notice to Provider.

13.                               INJUNCTIVE RELIEF. The Parties have agreed that the Services will be provided to the Recipient Parties in accordance with this Agreement and it is an essential element of the bargain between the Parties (in the absence of which this Agreement and the other Transaction Documents would not have been entered into) that Provider will provide such Services as described in this Agreement notwithstanding any dispute between the Parties, except in the case of a rightful termination as set forth in Article 10. Therefore, Recipient Parties shall be entitled to equitable relief, including injunctive relief, in addition to all of its other rights and remedies hereunder, at Law or in equity, to enforce the provisions of this Agreement.

14.                               LIMITATION OF LIABILITY.

14.1                        Non-Direct Damages. IN NO EVENT WILL A PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES, HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.2                        Liability Cap. EXCEPT WITH RESPECT TO ANY LIABILITY ARISING OUT OF OR IN CONNECTION WITH (i) ANY WILLFUL OR INTENTIONAL BREACH OF THIS AGREEMENT, OR (ii) ANY THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION PURSUANT TO ARTICLE 12, IN NO EVENT SHALL ANY PARTY’S OR ITS AFFILIATES’ LIABILITY TO ANY OTHER PARTY OR ITS AFFILIATES EXCEED, IN THE AGGREGATE, FOR ANY AND ALL CLAIMS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES, AN AMOUNT EQUAL TO ONE HUNDRED FIFTY PERCENT (150%) OF THE TOTAL PAYMENT PROCESSING FEES PAYABLE BY THE RECIPIENT PARTIES TO PROVIDER FOR SERVICES PROVIDED IN THE FOUR (4) COMPLETE CALENDAR QUARTERS PRECEDING THE DATE OF THE EVENT GIVING RISE TO THE CLAIM UPON WHICH LIABILITY IS BASED.

14.3                        Claims Against Recipient. Before HoldCo, Provider or any of their respective Subsidiaries (each, an “Asserting Party”) asserts a claim for breach of this Agreement by Recipient or any of its Subsidiaries, the Asserting Party will provide written notice to the Independent Directors of the breach or alleged breach (a) setting forth all claims and a description of the breach or alleged breach giving rise to such claims and (b) specifying that such notice is given in accordance with this Section 14.3 in anticipation of bringing a claim for breach of this Agreement. If after thirty (30) days after the date of such written notice to the Independent Directors specifying such breach or alleged breach, (i) Recipient or any of its Subsidiaries, as applicable, fails to cure such breach (if such breach is capable of being cured) and (ii) the Independent Directors have voted in favor of an Action to direct a Recipient or Recipient Party not to cure such breach or have voted against all Actions to cure such breach, or abstained from voting at, or failed to attend, all duly called board meetings of Recipient during such thirty (30) period called to discuss such notice at which it would have been possible to vote in favor of an Action to direct Recipient or a Recipient Party, as applicable, cure such breach elected by the Independent Directors, then the Asserting Party shall have the right to assert such claim for breach of this Agreement.

15.                               GOVERNING LAW; DISPUTE RESOLUTION

15.1                        Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THAT COULD LEAD TO THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

15.2                        Arbitration.

(a)                                 Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, including the breach, termination or validity hereof, shall be finally resolved exclusively by arbitration. The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the Parties. The seat of the arbitration shall be Singapore, provided, that, the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the Parties to such arbitration under the circumstances. The arbitration shall be conducted in the English language.

(b)                                 The arbitration shall be conducted by three arbitrators. The Party (or the Parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other Party (or the other Parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within thirty (30) days of receipt of the Request by the Respondent, either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within thirty (30) days after the ICC has notified the Parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the Parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the Parties within the time period prescribed above, then the ICC shall appoint the third arbitrator and shall promptly notify the Parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

(c)                                  The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including, without limitation, reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a Party in an action brought against it by an independent third Person. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(d)                                 In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties relating to this Agreement and the Transaction Documents. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under the Transaction Documents (other than this Agreement), the ruling of the tribunal constituted under this Agreement will govern, and that tribunal will decide all disputes in the consolidated proceeding.

(e)                                  The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing Party’s securities are listed or applicable Law.

(f)                                   The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(g)                                 All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars (or, if a payment in United States dollars is not permitted by Law and if mutually agreed upon by the Parties, in PRC currency), free from any deduction, offset or withholding for taxes.

(h)                                 Notwithstanding this Section 15.2 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party, provided there is no unreasonable delay in the prosecution of that application.

16.                               MISCELLANEOUS

16.1                        Obligation of the Parties Regarding Subsidiaries. Each Party shall require its respective Subsidiaries to fulfill each such Subsidiaries’ duties and to comply with each such Subsidiaries’ obligations, as specified in this Agreement to the same extent as if such Subsidiaries were parties hereto. Without limiting the generality of the foregoing, HoldCo shall cause Provider to carry out all obligations, duties and responsibilities of Provider set forth in this Agreement, including without limitation all obligations to take any actions or refrain from taking any actions, and any act or failure to act by any Subsidiary of HoldCo shall be deemed an act or failure of HoldCo. HoldCo shall be liable for the performance of all obligations, duties and responsibilities of Provider set forth in this Agreement and for all actions or failures to act of Provider, and any failure of Provider to perform any obligation, duty or responsibility set forth in this Agreement, or to take any action or fail to take any action in accordance with this Agreement, shall be deemed a breach of this Agreement by HoldCo.

16.2                        Implementation Agreements. Provider will provide Services to Recipient Parties pursuant to separate implementation agreements to be entered into between Provider and such Recipient Parties consistent with the term and conditions of this Agreement, to the extent that such implementation agreements are actually entered into by Provider and each Recipient Party. If Provider fails to enter into an implementing agreement with any Recipient Party, Provider shall provide to such Recipient Party the Services hereunder pursuant to the terms and conditions of this Agreement. In the event of any conflict between any implementation agreement and any term or condition of this Agreement, this Agreement will control. Such agreements shall be in the form mutually agreed to by the Parties.

16.3                        Non-Contravention. During the Term, no Party shall, directly or indirectly, take any action having a purpose of circumventing or having an effect of circumventing or rendering inapplicable, in whole or in part, the rights or obligations of Provider or Recipient under this Agreement or under the applicable provisions of the Purchase Agreement.

16.4                        Construction. For the purposes of this Agreement, (a) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules) and not to any particular provision of this Agreement, and section, paragraph, and schedule references are to the sections, paragraphs, and schedules to this Agreement, unless otherwise provided; (c) the words “including” and “such as” and words of similar import when used in this Agreement shall mean “including, without limitation”; and (d) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise provided.

16.5                        Further Assurances. Each Party shall take such action as another Party may reasonably request to effect, perfect or confirm such other Party’s rights as set forth in this Agreement, including by promptly (a) executing instruments of assignment, declarations, affirmations or other documents in connection with the applicable provisions of this Agreement, and (b) confirming in writing all waivers and consents under this Agreement, that are requested by a Party from time to time.

16.6                        Assignment. No Party may assign or otherwise transfer this Agreement, in whole or in part, or any of its rights or obligations hereunder, including by way of merger or change of control, by operation of law or otherwise, without the express, prior written consent of Provider, in the case of assignment or transfer by Recipient, or without approval by the Independent Directors (such approval not to be unreasonably withheld), in the case of assignment or transfer by HoldCo, and any attempted assignment or transfer in violation of this Section 16.6 shall be null and void. Notwithstanding the foregoing, HoldCo may assign and transfer (and, at the request of the Independent Directors, shall assign and transfer) this Agreement to Provider or to a successor to substantially all of the business of Provider in connection with a merger, acquisition, reorganization, sale of Provider or all or substantially all of Provider’s assets, or “spin-off” of Provider, without Recipient’s consent (and HoldCo shall not (and shall not permit any of its Affiliates to) sell, transfer, or “spin-off” any substantial portion of the business or operations relating to the Business except as part of such a merger, acquisition, reorganization, sale of assets or “spin-off”). The assigning or transferring Party will require any permitted assignee, transferee or successor expressly to agree to be bound by the terms and conditions of this Agreement as a condition to the effectiveness of such assignment or transfer. Notwithstanding any of the foregoing, no such assignment or transfer by a Party shall relieve such Party of its obligations to the other Parties hereunder, except that, in the event of an assignment or transfer of this Agreement by Holdco to Provider or to a successor to substantially all of the business of Provider in connection with a merger, acquisition, reorganization, sale of all or substantially all of Provider’s assets, or “spin-off” of Provider, Holdco shall have no further obligations under this Agreement.

16.7                        Successors; Assigns. The provisions of this Agreement shall be binding upon the Parties and their respective permitted successors and assigns.

16.8                        Section Headings. The section headings of this Agreement are for organizational purposes only and shall not be used in interpreting this Agreement. References to a section include reference to all subsections of that section.

16.9                        Severability. Each provision of this Agreement shall be deemed a material and integral part hereof. Except as otherwise provided in this Section 16.9, in the event of a final determination of invalidity, illegality or unenforceability of any provision of this Agreement, the Parties shall negotiate in good faith to amend this Agreement (and any other Transaction Documents, as applicable) or to enter into new agreements to replace such invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provisions providing the parties with benefits, rights and obligations that are equivalent in all material respects as provided by the Agreement (and any other Transaction Documents, as applicable) as if the invalid, illegal or unenforceable provision(s) had been valid, legal and enforceable. In the event the Parties are not able to reach agreement on such amendments or new agreements, then the arbitrators (pursuant to the procedures set forth in Section 15.2 of this Agreement) shall determine, as part of their arbitral award, such amendments or new agreements such to provide the Parties with benefits, rights and obligations that are equivalent in all material respect as provided by the Agreement as if the stricken provision(s) had been valid, legal and enforceable.

16.10                 Relationship. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agency, fiduciary or employment relationship among or between any of the Parties.

16.11                 Waiver. The failure by a Party to enforce any section of this Agreement shall not be construed as a waiver of such provisions or of the right to enforce that, or any other, provision of this Agreement. No waiver shall be construed as a continuing waiver.

16.12                 Amendments. No amendment or material waiver or discharge hereof (including any schedule hereto) shall be valid unless in writing and signed by (a) the Party against which such amendment waiver or discharge is sought to be enforced, and (b) in the case of Recipient, the Independent Directors.

16.13      Entire Agreement. This Agreement and all provisions of any Transaction Documents referred to herein, including all Schedules hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all previous or contemporaneous agreements, proposals, understandings and representations, written or oral, with respect to the terms and conditions hereof.

16.14      Notice. Any notice pursuant to this Agreement, if specified to be in writing, shall be in writing and shall be deemed given (a) if by hand delivery, upon receipt thereof, (b) if by electronic mail, upon receipt of confirmation electronic mail message, if promptly followed by a confirmation copy registered mail, return receipt requested, or (c) if by internationally recognized courier delivery service (such as Federal Express), upon such delivery. All notices shall be addressed as follows (or such other address as a Party may in the future specify in writing to the others):

To Recipient:

c/o Alibaba Group Services Limited 26/F, Tower One, Times Square 1 Matheson Street Causeway Bay Hong Kong Attention: Facsimile No.: Email:

with a copy to the Independent Directors at their addresses set forth below.

To Softbank’s Independent Director:

SOFTBANK CORP. 1-9-1 Higashi-shimbashi, Minato-ku Tokyo 105-7303, Japan Attention: Facsimile No:

with a copy (not notice) to:

Morrison & Foerster LLP Shin-Marunouchi Building 29F, 1-5-1 Marunouchi, Chiyoda-ku Tokyo 100-6529, Japan Attention: Facsimile No:

To all other Independent Directors: c/o Alibaba Group Services Limited 26/F, Tower One, Times Square 1 Matheson Street Causeway Bay Hong Kong Attention: Facsimile No.: Email:

To Holdco or Provider:

Ant Small and Micro Financial Services Group Co., Ltd. Z Space, No. 556 Xixi Road, Hangzhou 310013 People’s Republic of China Attention: Facsimile No.: Email:

with a copy (not notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10023
Attention:
Facsimile No:

and

Fangda Partners
20/F, Kerry Center
1515 Nan Jing West Road
Shanghai 200040, China
Attention:
Facsimile No:

16.15      Force Majeure. Neither Party will be responsible for any failure or delay in its performance under this Agreement (except for the payment of money) due to causes beyond its reasonable control, such as shortages of or inability to obtain energy, raw materials or supplies, war, acts of terror, riot, acts of God or action of any Governmental Authority.

16.16      Interpretation. The Parties agree and acknowledge that this Agreement has been freely negotiated and entered into by each Party and that no arbitral tribunal or court shall in any manner construe any ambiguity against the draftsman solely by virtue of its role as draftsman.

16.17      Counterparts. This Agreement may be executed in several counterparts, which may be delivered by facsimile transmission (provided that originals are thereafter promptly delivered by registered mail, return receipt requested), all of which taken together shall constitute the entire agreement among the Parties hereto.

16.18      Actions by Recipient. The Parties agree that so long as this Agreement remains in effect, all Actions specified to be taken, done with the unanimous approval of, or made by the Independent Directors shall be taken or made solely by the unanimous decision of the Independent Directors pursuant to the procedures specified in, and the terms of, the Purchase Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this COMMERCIAL AGREEMENT by persons duly authorized as of the date and year first above written.

Alibaba Group Holding Limited

By:	/s/ Zhang Yong
	Name:	Zhang Yong
	Title:	Director and Chief Executive Officer

浙江蚂蚁小微金融服务集团股份有限公司(盖章)
Ant Small and Micro Financial Services Group Co., Ltd.

Seal:	/s/ Jing Xiandong
	Name:	Jing Xiandong
	Title:	Director

支付宝（中国）网络技术有限公司(盖章)
Alipay.com Co., Ltd.

Seal:	/s/ Jing Xiandong
	Name:	Jing Xiandong
	Title:	Director

[Signature Page to the Amended and Restated Commercial Agreement]

Schedule 2.1

RECIPIENT PARTIES

No.	Name of Legal Entity of the Recipient Party	Business Name

Primary Domain Names
(including any successor web
sites to the following, and sub-
domain names to the Primary
Domain Names and successor
web sites)

The Domain Names listed in this
Schedule 2.1 are provided for
illustrative purposes only and
shall in no way limit Provider’s
obligation to provide the Services
to Recipient Parties pursuant to
Section 2 and as otherwise set
forth in this Agreement or the
sites in connection with which
Recipient Parties may use
Services.

1.	阿里巴巴（中国）网络技术有限公司 / 杭州阿里巴巴广告有限公司	中文站	china.alibaba.com; http://china.alibaba.com/ 1688.com; http://www.1688.com/ alibaba.com.cn; http://www.alibaba.com.cn/
2.	Alibaba.com Hong Kong Limited / 阿里巴巴（中国）网络技术有限公司	国际站	alibaba.com; http://www.alibaba.com/ alibaba.co.uk; http://www.alibaba.co.uk/ uk.alibaba.com; http://uk.alibaba.com/

No.	Name of Legal Entity of the Recipient Party	Business Name

Primary Domain Names
(including any successor web
sites to the following, and sub-
domain names to the Primary
Domain Names and successor
web sites)

The Domain Names listed in this
Schedule 2.1 are provided for
illustrative purposes only and
shall in no way limit Provider’s
obligation to provide the Services
to Recipient Parties pursuant to
Section 2 and as otherwise set
forth in this Agreement or the
sites in connection with which
Recipient Parties may use
Services.

3.	杭州阿里巴巴广告有限公司 / 阿里巴巴（中国）网络技术有限公司 / Alibaba.com Singapore E-Commerce Private Limited / Alibaba.com Hong Kong Limited	速卖通	aliexpress.com; http://www.aliexpress.com/
4.	阿里巴巴云计算（北京）有限公司 (formerly known as 阿里巴巴通信技术（北京）有限公司)	万网	net.cn; http://www.net.cn/
5.	阿里巴巴云计算（北京）有限公司 (formerly known as 阿里 巴巴通信技术（北京）有限公司)	阿里通信	Aliqin.cn: http://www.aliqin.cn/ Aliqin.tmall.com; http//www.aliqin.tmall.com

No.	Name of Legal Entity of the Recipient Party	Business Name

Primary Domain Names
(including any successor web
sites to the following, and sub-
domain names to the Primary
Domain Names and successor
web sites)

The Domain Names listed in this
Schedule 2.1 are provided for
illustrative purposes only and
shall in no way limit Provider’s
obligation to provide the Services
to Recipient Parties pursuant to
Section 2 and as otherwise set
forth in this Agreement or the
sites in connection with which
Recipient Parties may use
Services.

6.	阿里巴巴（中国）软件有限公司	阿里软件	alisoft.com; http://www.alisoft.com/
7.	阿里巴巴（中国）教育科技有限公司 / 杭州阿里科技有限公司	淘宝大学	alibado.com; http://www.alibado.com/ www.daxue.taobao.com http:// daxue.taobao.com
8.	淘宝（中国）软件有限公司 / 浙江淘宝网络有限公司	淘宝网	taobao.com; http://www.taobao.com/ taobao.com.cn; http://www.taobao.com.cn/ taobao.cn; http://www.taobao.cn/ taobao.org; http://www.taobao.org/ tb.cn
9.	浙江天猫技术有限公司 / 浙江天猫网络有限公司	天猫	tmall.com; http://www.tmall.com/ juhuasuan.com / ju.tmall.com

No.	Name of Legal Entity of the Recipient Party	Business Name

Primary Domain Names
(including any successor web
sites to the following, and sub-
domain names to the Primary
Domain Names and successor
web sites)

The Domain Names listed in this
Schedule 2.1 are provided for
illustrative purposes only and
shall in no way limit Provider’s
obligation to provide the Services
to Recipient Parties pursuant to
Section 2 and as otherwise set
forth in this Agreement or the
sites in connection with which
Recipient Parties may use
Services.

10.	淘宝（中国）软件有限公司 / 杭州阿里科技有限公司（淘宝客软件产品） 浙江淘宝网络有限公司 / 杭州阿里科技有限公司（如意投软件产品）	阿里妈妈	alimama.com; http://www.alimama.com/ alimama.cn; http://www.alimama.cn/
11.	浙江捉急网络有限公司 (formerly known as 华数淘宝数字科技有限公司)	淘花网	taohua.com; http://www.taohua.com/
12.	淘宝（中国）软件有限公司 / 浙江淘宝网络有限公司	一淘网	etao.com; http://www.etao.com/
13.	湖南快乐淘宝文化传播有限公司	嗨淘网	hitao.com; http://www.hitao.com/

No.	Name of Legal Entity of the Recipient Party	Business Name

Primary Domain Names
(including any successor web
sites to the following, and sub-
domain names to the Primary
Domain Names and successor
web sites)

The Domain Names listed in this
Schedule 2.1 are provided for
illustrative purposes only and
shall in no way limit Provider’s
obligation to provide the Services
to Recipient Parties pursuant to
Section 2 and as otherwise set
forth in this Agreement or the
sites in connection with which
Recipient Parties may use
Services.

14.	浙江口碑网络技术有限公司 / 杭州口口相传网络技术有限公司	口碑网	koubei.com; http://www.koubei.com/ koubei.cn; http://www.koubei.cn/
15.	阿里云计算有限公司	阿里云	aliyun.com; http://www.aliyun.com/ manyi.taobao.com;
16.	杭州淘必中科技有限公司 (formerly known as 杭州阿里会展有限公司)	阿里会展	alihz.com; http://www.alihz.com/ e-businessmen.org; http://www.e-businessmen.org/
17.	浙江阿里巴巴小额贷款股份有限公司/浙江融信技术有限公司	阿里小贷	respect of aliloan.com; http://www.aliloan.com
18.	阿里巴巴（中国）网络技术有限公司 / 杭州阿里巴巴广告有限公司	天下网商	wshang.com; http://www.wshang.com/ ws.1688.com; http://ws.1688.com/

No.	Name of Legal Entity of the Recipient Party	Business Name

Primary Domain Names
(including any successor web
sites to the following, and sub-
domain names to the Primary
Domain Names and successor
web sites)

The Domain Names listed in this
Schedule 2.1 are provided for
illustrative purposes only and
shall in no way limit Provider’s
obligation to provide the Services
to Recipient Parties pursuant to
Section 2 and as otherwise set
forth in this Agreement or the
sites in connection with which
Recipient Parties may use
Services.

19.	浙江天下网商网络传媒有限公司	商闻通	newstong.com.cn; http://newstong.com.cn/
20.	阿里巴巴（中国）网络技术有限公司 / 杭州阿里巴巴广告有限公司	国际展览产业联盟	expo-ieia.com; http://www.expoieia.com/
21.	杭州魅俪信息技术有限公司 (formerly known as 杭州阿里巴巴网货贸易有限公司)	Ali-cool网络旗舰店	alicool.net; http://www.alicool.net/
22.	淘宝（中国）软件有限公司 / 浙江淘宝网络有限公司	淘网址	tao123.com; http://www.tao123.com/
23.	淘宝（中国）软件有限公司 / 浙江淘宝网络有限公司	淘日本	japan.taobao.com; http://japan.taojapan.com/
24.	河北慧眼医药科技有限公司	95095医药	http://yao.95095.com; www.95095.com

No.	Name of Legal Entity of the Recipient Party	Business Name

Primary Domain Names
(including any successor web
sites to the following, and sub-
domain names to the Primary
Domain Names and successor
web sites)

The Domain Names listed in this
Schedule 2.1 are provided for
illustrative purposes only and
shall in no way limit Provider’s
obligation to provide the Services
to Recipient Parties pursuant to
Section 2 and as otherwise set
forth in this Agreement or the
sites in connection with which
Recipient Parties may use
Services.

25.	淘宝中国控股有限公司 Taobao China Holding Limited	天猫国际	www.tmall.hk
26.	淘宝（中国）软件有限公司 / 浙江淘宝网络有限公司	淘宝海外	tw.taobao.com (www.taobao.com.tw) hk.taobao.com (www.taobao.com.hk) sea.taobao.com www.taobao.com
27.	淘宝（中国）软件有限公司 / 浙江淘宝网络有限公司	闲鱼	Xianyu.mobi

Schedule 4.1

SERVICE

LEVELS

1.                                      Definitions

Capitalized terms used but not defined in this Schedule 4.1 have the meanings ascribed to them in this Agreement.

“Business Day” means on any day that is not a Saturday or Sunday, or a public holiday, in the People’s Republic of China.

“Coordination Meeting” means the meetings between representatives of Provider and Recipient designated by each of the Parties held in accordance with Section 6.2 of this Schedule 4.1.

“Critical Business Functions” means, with respect to the Services or the Platform, the actions, activities and operations of Provider that enable merchants, sellers or other end users of services to (a) order, request, use or purchase Services from Provider, (b) pay or receive payments from merchants, sellers or other users of services in any manner offered by Provider, including the web or client-end application interface for merchants, sellers or other customers of services to accept payment and for Members to fund accounts and transfer payments, processing and settling such payments, and the maintenance of records of transactions and balances through the accounts of End Customers and merchants, sellers and other customers of services, and (c) commence, register for, or cancel the Services.

“Force Majeure Event” means major outages of a telecommunication carrier’s network connections, interface Incidents of partner banks and financial institutions, gateway Incidents of mobile carriers, unexpected Incidents resulting from changes in End Customers’ Systems, unexpectedly large increases in traffic volume as a direct result of any orders of a Governmental Authority, and Governmental Authority intervention that results in the seizure or confiscation of Provider’s Systems, in each case to the extent used in or necessary for the provision of the Services and only to the extent such event(s) are beyond the control of the affected party and only for as long as such event(s) persist.

“Incident” means a Major or Minor Performance Event or an error, bug, incompatibility or malfunction, which (a) causes the Services or Platform to operate other than as designed or in accordance with the terms and conditions of this Agreement, (b) delays or interferes with the execution of, or renders End Customers unable to process, Transactions using the Services, and/or (c) otherwise causes any Unavailability or interruption to, or reduction of the quality of, the Services or functionality or availability of the Services or Platform.

“Measurement Period” means a Calendar Quarter, commencing on the first calendar day of the applicable Calendar Quarter at 12:00 a.m. and ending on the last calendar day of such Calendar Quarter at 11:59 p.m., in each case Beijing local time.

“Non-Critical Business Functions” means, with respect to the Platform or the Services, functions that do not fall within the category of Critical Business Functions.

“Planned Downtime” means periods (measured in minutes) during which there is a shut down, suspension or other disruption in the provision of Services or operation of the Platform planned in advance by Provider and for the limited purposes of (a) launching new Services or upgrading existing Services provided to the Recipient Parties, (b) performing preventative maintenance of Systems, (c) installing or implementing major adjustments to infrastructure, or (d) maintenance of the Services and Platform as Provider and Recipient may otherwise agree.

“Predicted TPV” means a prediction for the total TPV to be processed by Provider and its Subsidiaries in connection with the Services provided to a Recipient Party during any applicable period, generated in real-time by a Party (or a third Person designated such Party), based upon available data and other information available to Recipient and Provider, including historical and real-time data (including the number of Member accounts and payment transactions processed by Provider and its Subsidiaries in connection with the Services during at least each of the pervious four (4) Calendar Quarters), and derived from the results of mathematical analysis of the history and tendency of the Transactions processed of all users of Provider and its Subsidiaries in the conduct of the Business, taking into account seasonal and other variations in the use of the Services (e.g., promotions, product launches, etc.).

“Predicted Transaction Volume” means a prediction for the total number of Transactions to be processed by Provider and its Subsidiaries from, to or through the Services and the Platform provided to a Recipient Party during any applicable period, generated in real- time by a Party (or a third Person designated such Party), based upon available data and other information available to Recipient and Provider, including historical and real-time data (including the number of Member accounts and payment transactions processed by Provider and its Subsidiaries in connection with the Services during at least each of the pervious four (4) Calendar Quarters), and derived from the results of mathematical analysis of the history and tendency of the Transactions processed of all users of Provider and its Subsidiaries in the conduct of the Business, taking into account seasonal and other variations in the use of the Services (e.g., promotions, product launches, etc.).

“Response Time” means the period of time commencing when an End Customer or a Recipient Party contacts Provider’s Service Desk with a Service Request and ending at the time when Provider has provided a Recipient Party or End Customer with acknowledgement of such Service Request.

“Resolution” means a correction, temporary patch, or workaround being provided that allows the Services and the Platform to continue to function as normal without material direct impact on End Customers’ use thereof, and that allows Transactions to be processed by such End Customers and the Services to function in accordance with this Agreement.

“Service Credits” means, collectively, Availability Credits, Performance Event Credits, Emergency or High Priority Incidents Failure Credit, and Medium Priority Incidents Failure Credit.

2

“Service Availability” refers to the measurement, expressed as a percentage of the overall time during any given Measurement Period, when the Services and/or the Platform are not Unavailable to Recipient Parties and their End Customers.

“Total Payment Volume” or “TPV” has the meaning set forth in Schedule 7.1.

“Transactions” means transactions conducted by End Customers for the purchase of goods or services from merchants, sellers or other customers of services via the Services and Platform.

“Transaction Volume” means the total number of Transactions processed from, to or through the Services and Platform by Provider during any applicable period.

“Unavailable” or “Unavailability” means any period of one (1) hour or more during which either (a) the actual TPV processed by Provider in connection with the Services and/or Platform is sixty percent (60%) or less of the Predicted TPV, or (b) the actual Transaction Volume processed by Provider in connection with the Services and/or Platform is sixty percent (60%) or less of the Predicted Transaction Volume, in each case other than unavailability of the Services and/or Platform due to a Force Majeure Event or Planned Downtime.  For the purposes of this Schedule 4.1, Provider shall use TPV as set forth in (a) above as the basis for measuring unavailability, provided that, if Provider notifies Recipient prior to the Effective Time that it will use Transaction Volume set forth in (b) as the basis for measuring unavailability hereunder, Provider shall thereafter use (b) for the purposes of this Schedule 4.1.  The determination to use (a) or (b) hereunder may be amended during the Term upon the mutual agreement of the Parties.

2.                     Service Levels. Beginning as of the Effective Time, and thereafter on the date on which Provider first delivers any Service pursuant to this Agreement, the Service Levels set forth in Section 2 of this Schedule 4.1 shall be effective and Provider shall perform the Services in a manner that meets or exceeds the applicable Service Level requirements set forth herein. The Service Levels set forth in this Section 2 of Schedule 4.1 are subject to amendment by the Parties in the manner set forth in Section 2.1.6 of this Schedule 4.1. Provider shall use commercially reasonable efforts, and dedicate such personnel of necessary skill and experience, to ensure that all Critical Business Functions of the Services and Platform are fully functional in all material respects and operate in substantial conformance with the description of such Services and the Platform set forth in this Agreement and in all applicable documentation and service descriptions made available by Provider to Recipient Parties and/or End Customers.

2.1                                      Service Availability

2.1.1                            Data Delivery.  Commencing on the Effective Time, Provider shall generate on a continuous basis and provide to Recipient, in real-time via FTP or as otherwise agreed to by the Parties, all data generated and/or maintained by Provider and its Subsidiaries (or a third Person designated by Provider) in the normal course of its Business used to determine (a) the actual TPV processed by Provider and its Subsidiaries in connection with the Services provided to each Recipient Party, and (b) Provider’s determination of the Predicted TPV with respect to the Services provided to each Recipient Party (collectively “Provider Data”).  During those periods in which Provider fails to provide to Recipient such Provider Data as set forth herein, Recipient may use its own data regarding actual TPV processed by Provider and its Subsidiaries for all purposes set forth in this Schedule 4.1.

3

2.1.2                            Service Availability Service Level.  Provider shall achieve Service Availability of 99.8%, not including periods of Unavailability resulting from a Force Majeure Event and not including Planned Downtime permitted hereunder, as measured over each Measurement Period starting from the Effective Time (the “Service Availability Service Level”).  Any failure to meet the Service Availability Service Level pursuant to this Section 2 of Schedule 4.1 shall constitute a Default for which Availability Credits shall be awarded by Provider to the applicable Recipient Party pursuant to Section 3 of this Schedule 4.1.

Calculation of Service Availability is based on the following formula:

System Availability over each Measurement Period (excluding Planned Downtime)

X = [(A-B) ÷ A] ×100%

Where:

“X” means the Service Availability for the relevant Measurement Period (specified as a percentage)

“A” means the total number of minutes for the relevant Measurement Period

“B” means the total number of minutes of Unavailability for the relevant Measurement Period

2.1.3                            Planned Downtime.  Provider agrees that it shall not commence any Planned Downtime unless first (a) receiving Recipient’s prior approval or (b) notifying the applicable Recipient Parties affected by such Planned Downtime at least four (4) Business Days in advance indicating the time of such Planned Downtime.  Any Planned Downtime not meeting the foregoing criteria shall constitute periods of Unavailability of the Services and/or the Platform and result in a Default by Provider, in each case for the purposes of this Schedule 4.1.  Provider shall use commercially reasonable efforts to minimize the duration of any Planned Downtime, and shall limit the total amount of Planned Downtime affecting Critical Business Functions to thirty (30) hours per Measurement Period without receiving Recipient’s prior written consent.  Provider shall carry out all Planned Downtime during off-peak times to the extent commercially practicable (between 1:00 a.m. to 5:00 a.m., Beijing local time).

2.1.4                            Performance Events.  In each case that Recipient reasonably determines that the actual TPV processed by Provider in connection with the Services and/or Platform is less than ninety percent (90%) of the corresponding Predicted TPV over the course of any ten (10) minute period during the Term (each a “Minor Performance Event”), Recipient shall notify Provider and Provider shall use commercially reasonable efforts to resolve such Minor Performance Event and any issue or Incident related thereto as soon as reasonably practicable.  In each case that Recipient reasonably determines that the actual TPV processed by Provider in connection with the Services and/or Platform is less than eighty percent (80%) of the corresponding Predicted TPV over the course of any twenty (20) minute period during the Term (each, a “Major Performance Event”), Recipient shall notify Provider and Provider shall use commercially reasonable efforts to resolve such Performance Event and any issue or Incident related thereto as soon as reasonably practicable.  In addition, each such Major Performance Event shall constitute a Default for which Performance Event Credits shall be awarded by Provider to the applicable Recipient Party pursuant to Section 3.2 of this Schedule 4.1.

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2.1.5                            Defaults.  Any failure to comply with the Service Levels set forth in this Section 2, other than failures resulting from a Force Majeure Event that affects a substantial portion of the Services or Platform, will be considered a “Default.” In the event of any Default, the applicable Recipient Party shall notify Provider of the nature of such Default and, upon Provider’s request, shall provide to Provider Recipient’s information and data regarding the nature and timing thereof, including Recipient’s Predicted TPV and the actual TPV processed by Provider and its Subsidiaries in connection with the Services and/or the Platform, to the extent reasonably necessary to demonstrate such Default of the applicable Service Availability Service Level pursuant to this Section 2 of Schedule 4.1.  Provider may dispute any Default reported by any Recipient Party hereunder, in which case the Parties shall work together in good faith to resolve such dispute within thirty (30) days of Recipient’s claim for the awarding of any Service Credits arising out of such Default.  If the Parties are unable to resolve any such dispute after such thirty (30)-day period, Provider may commence arbitration pursuant to Section 15.2 of the Agreement; provided, however, that commencing arbitration will not excuse Provider from awarding any Service Credit due to any Recipient Party pursuant to Section 3 of this Schedule 4.1.  In addition, at the next Coordination Meeting following any notification by Recipient of any Default hereunder, Provider and Recipient will cooperate in good faith to determine such actions reasonably necessary to prevent a recurrence of such Default and, if necessary, update Provider’s Disaster Recovery Plan.  Any Default will also result in the applicable Recipient Party’s being credited with a Service Credit as further set forth herein.  Nothing in this Schedule 4.1 is intended to limit or otherwise affect any Recipient Party’s rights and remedies specified in the Agreement or otherwise available to any Recipient Party under applicable Law arising from Provider’s failure to comply with any of the Service Levels set forth herein.  No election by Recipient not to enforce a remedy available to Recipient pursuant to this Schedule 4.1 or otherwise, or to accept the award of any Service Credit shall constitute a waiver of Recipient’s rights to enforce any remedy available to Recipient.

2.1.6                            Service Level Updates.  Commencing on the date that is five (5) years after the Effective Time, and at least once each calendar year thereafter, if requested by Recipient and in accordance with and without limitation to Section 4.5 of the Agreement, the Service Levels set forth in Section 2 of this Schedule 4.1 shall be updated to reflect the Service Levels (including the metrics by which such Service Levels are measured and service credits offered by vendors) then used by other vendors representing a significant portion of the PRC market providing Mature Services reasonably comparable to any Service provided by Provider hereunder (“Updated Service Levels”).  In the event any Updated Service Levels are identified by the Parties, including metrics other than TPV (or the difference between actual TPV and Predicted TPV) as a basis for measuring the Service Availability under this Schedule 4.1, the Parties shall cooperate in good faith and use commercially reasonable efforts to adopt and integrate into the then-existing Service Levels any such Updated Service Levels, including any alternate metrics for measuring the Service Availability of the Services and/or Platform, in each case that are not commercially impracticable to so integrate, in a manner intended to reasonably replicate the service levels and metrics employed by such other vendors of Mature Services in the marketplace for services reasonably comparable to the Services.

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3.                     Service Credits.

3.1                                      Availability Credits.  Provider’s failure to comply with Service Availability Service Level shall be deemed a Default for the purposes of this Schedule 4.1 for which service credits shall be awarded to the applicable Recipient Party (“Availability Credits”).

Availability Credits shall be awarded for a Default regarding Provider’s obligations pursuant to Section 2.1.2 of this Schedule 4.1 in accordance with the following table:

Service Availability (for each Measurement Period)	Availability Credits (as a percentage of the Payment Processing Fees payable for such Measurement Period)
Greater than or equal to 99% but less than 99.8%	0.2% for every 0.1% below 99.8%
Greater than or equal to 90% but less than 99%	0.15% for every 0.5% below 99%
Greater than or equal to 50% but less than 90%	0.1% for every 1% below 90%
Lower than 50%	100%

For example, if the Service Availability over a Measurement Period pursuant to Section 2.1.2 of this Schedule 4.1 is determined to be 98% for a Recipient Party, Provider shall award an Availability Credit to such Recipient Party in an amount equal to 1.9% of the Payment Processing Fees payable by such Recipient Party to Provider for such Measurement Period (i.e., the sum of (a) (99.8-99.0)/0.1) x 0.2% and (b) (99.0-98.0)/0.5) x 0.15%).

3.2                                      Performance Event Credits.  If more than ten (10) Major Performance Events occur during any Measurement Period, then the occurrence of such Performance Events shall constitute a Default for the purposes of this Agreement and Provider shall award to the applicable Recipient Party Service Credits in accordance with the table below (each a “Performance Event Credit”):

Performance Credits
Major Performance Events (frequency over each Measurement Period)	(as a percentage of the Payment Processing Fees payable for such Measurement Period)
11-20	0.1%
21-30	0.2%
31+	0.3%

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For clarity, the Performance Event Credits set forth in the table above are cumulative in nature and shall be awarded in the event that each threshold in the table is reached during the applicable Measurement Period.

3.3                                      Cumulative Service Credits.  Availability Credits and Performance Event Credits awarded by Provider to a Recipient Party pursuant to this Section 3 of Schedule 4.1 are cumulative in nature, and shall be awarded by Provider to the applicable Recipient Party, in accordance with Section 2.1.5, in the Measurement Period in which a Recipient Party notifies Provider that the Default resulting in the award of such Service Credit occurred. Availability Credits will be calculated over each Measurement Period, and reflected as a credit against the Payment Processing Fees payable by the applicable Recipient Party in the applicable Invoice for the Calendar Quarter in which the Measurement Period falls pursuant to Section 7.2.  Provider’s liability to a Recipient Party for Availability Credits, Performance Event Credits, Emergency and High Priority Incident Service Level Credits, and Medium Priority Incident Service Level Credits are collectively capped at 100% of the total Payment Processing Fees paid by that Recipient Party during the applicable Measurement Period.

4.                     Incident Handling and Resolution

4.1.                                       Primary Contact Information. Provider and Recipient will exchange current contact information (“Primary Contact Information”) for designated personnel (“Primary Contacts”) responsible for working to resolve Incidents (including Performance Events), including Personnel assigned to Provider’s designated central point of contact for reporting of Incidents and requests from Recipient Parties or End Customers for Support and/or additional information, advice or documentation in connection with any Incident affecting the Services and/or Platform (each a “Service Request”), and serving as the central point of contact for Incident Notifications and Service Requests (“Service Desk”). Primary Contacts shall include respective designated account managers, technical support personnel, and operations centers.

4.2.                                       Support Responsibilities and Categories. Provider shall provide to End Customers and Recipient Parties Incident resolution and additional technical support services (“Support”). Provider shall at all times provide such End Customers and Recipient Parties with Support at the highest performance and quality level that Provider then provides or is required to provide to or for any other customer (other than Recipient) of Provider or any of its Subsidiaries. Provider will staff its Service Desk with appropriately trained and qualified Personnel and provide the Support hereunder in a timely, professional and workmanlike manner. Provider shall promptly notify Recipient upon becoming aware of circumstances that reasonably jeopardize the timely and successful provision of Support hereunder. For clarity, Provider’s obligations with respect to the Response Times and Resolution times set forth in Table 4.4 of this Schedule 4.1, shall apply only with respect to those requests for Support received from a Recipient Party.

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4.3.                                              Service Desk. Provider will make the Service Desk available on a 24/7/365 basis. The contact information for the Service Desk is as follows:

Telephone:

Facsimile:

E-mail:

4.4.                                              Issue Classification. Upon receipt of any notification to Provider via the Service Desk that an Incident exists (each an “Incident Notification”), Provider shall promptly notify the applicable Recipient Party of such Incident Notification, and such Recipient Party shall assess and assign the classification of the Incident in accordance with the table below. Provider shall communicate with the applicable Recipient Party regarding the Incident and provide a Resolution to the Incident in accordance with this Section 5. Resolution steps may include, without limitation, checking against known errors or problems so that previously identified workarounds, error corrections and other resolutions can be quickly implemented, following documented procedures (including the Disaster Recovery Plan, if applicable) to correct the Incident or dispatching the Incident to an appropriate third Person for resolution.

Provider’s responsibility to provide Support to each Recipient Party and End Customers receiving or using Services under this Agreement commences upon the receipt of any Incident Notification. If, during the Term, a Recipient Party’s own Personnel or help desk is contacted by any End Customer with a request for assistance with an Incident regarding the Services or operation of the Platform, the applicable Recipient Party will forward such inquiry to Provider’s Service Desk, which forwarded request shall constitute an Incident Notification for the purposes of this Schedule 4.1.

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Table 4.4

Priority Level	Definition	Response Times	Resolution Times
Emergency	a. An Incident affecting the Critical Business Functions with impact to greater than 30% of a Recipient Party’s End Customers	Within thirty (30) minutes after receipt of report of Incident or discovery of Incident through Provider’s monitoring system; Provide on-going status reports every two (2) hours thereafter	Within six (6) hours after receipt of report of Incident or discovery of Incident through Provider’s monitoring system
High	An Incident affecting the Critical Business Functions with impact to over 15% but no more than 30% of a Recipient Party’s End Customers	Within two (2) hours after receipt of report or discovery of Incident through Provider’s monitoring system; Provide on-going status reports every four (4) hours thereafter	Within three (3) Business Days after receipt of report or discovery of Incident through Provider’s monitoring system
Medium

An Incident affecting the Critical Business Functions with impact to less than 15% of a Recipient Party’s End Customers; or

An Incident affecting the Non-Critical Business Functions with impact to greater than 80% of a Recipient Party’s End Customers

		Within five (5) hours after receipt of report or discovery of an Incident through Provider’s monitoring system; Provide on-going status reports every one (1) Business Day thereafter	Within six (6) Business Days after receipt of report or discovery of Incident through Provider’s monitoring system
Low	An Incident affecting the Non-Critical Business Functions with impact to no more than 80% of a Recipient Party’s End Customers	Within one (1) Business Day after receipt of report or discovery of the Incident through Provider’s monitoring system; Provide on-going status reports every two (2) Business Days thereafter	Within ten (10) Business Days after receipt of report or discovery of the Incident through Provider’s monitoring system

Notwithstanding the applicable Recipient Party’s initial classification of any Incident in accordance with the table above, if the Provider disagrees with the classification of any Incident made by such Recipient Party following an Incident Notification, upon Provider’s request, each of Provider’s and the applicable Service Recipient’s Primary Contacts will discuss in good faith the appropriate Incident classification and, upon agreement of the Parties, such Incident classification (and the Support related to such Incident as provided by Provider) shall be adjusted accordingly. If the Parties are unable to agree on the appropriate Incident classification, the applicable Incident shall be escalated in accordance with Section 4.5.2 below.

4.5.                                              Resolution of Reported Incidents.

4.5.1                                  [Intentionally Omitted].

4.5.2                                  Escalation. In the event of any failure by Provider to comply with any Response Time or Resolution Time set forth in the table above, the applicable Recipient Party shall be entitled to invoke the Escalation Process set forth in the Table below:

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Error Severity	Level	Frequency	ESCALATION CONTACTS
EMERGENCY / HIGH	1st Escalation 2nd Escalation 3rd Escalation	Within 1 hour Within 16 hours Within 24 hours	-system maintenance manager -system maintenance director -CTO
MEDIUM	1st Escalation 2nd Escalation 3rd Escalation	Within 24 hours Within 48 hours Within 72 hours	-system maintenance manager -system maintenance director -CTO
LOW	1st Escalation 2nd Escalation	Within 5 days As agreed with client	-system maintenance manager -system maintenance director -CTO

4.6.                                                  Emergency and High Priority Incidents

4.6.1.                                   Emergency and High Priority Incident Resolution. Provider shall use its best efforts to adopt Resolution strategies and procedures appropriate for Emergency and High priority Incidents, respond to Resolution to any Emergency and High Priority Incidents as soon as practicable after they arise in accordance with Table 4.4, and provide the applicable Recipient Party with an initial analysis of the Incident and the actions Provider proposes to take to remedy the situation. Provider shall continuously work on any Emergency or High Priority Incidents and any Services Requests related thereto on a 24x7 basis until Resolution.

4.6.2.                                   Emergency or High Priority Incidents Failure Credit. Any failure of Provider to meet the Response Times or Resolution Times in connection with any Emergency or High Priority Incidents shall constitute a Default for the purposes of this Schedule 4.1; provided, however, that if Provider has used its best efforts to provide a Resolution to an Emergency or High Priority Incident within the applicable Resolution Time, such Default shall not constitute a breach of this Agreement. With respect to each Recipient Party, if Provider fails to provide a Resolution within the Resolution Times set forth in Table 4.4 for more than six (6) Emergency or High Priority Incidents reported by such Recipient Party to the Service Desk during any Measurement Period (the “Emergency or High Priority Incidents Service Level”), Provider shall award the applicable Recipient Party a credit in an amount equal to two percent (2%) of the Payment Processing Fee owed by such Recipient Party to Provider for the applicable Measurement Period in the next Invoice issued pursuant to Section 7.2 (“Emergency or High Priority Incidents Failure Credit”). Notwithstanding the foregoing, if Provider’s failure to resolve any Emergency or High Priority Incident is due to a Force Majeure Event or any other deficiency or outage in the Services, Platform or Provider’s Systems such that Provider is already bound to award the applicable Recipient Party an Availability Credit or Performance Event Credit as a result of such Incident under the terms of this Schedule 4.1, then the Recipient Party shall not be entitled to an Emergency or High Priority Incidents Failure Credit pursuant to this Section 4.6.2.

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4.7.                                                  Medium and Low Priority Incidents

4.7.1.                         Medium and Low Priority Incident Resolution. Provider shall use commercially reasonable efforts to adopt resolution strategies and procedures appropriate for Medium and Low priority Incidents and provide each affected Recipient Party with a Resolution to any Medium and Low Priority Incident as soon as practicable after they arise, but in any event within the Resolution Times set forth in Table 4.4 above.

4.7.2.                         Medium Priority Incident Failure Credit. Any failure of Provider to meet the Response Times or Resolution Times in connection with the resolution of any Medium or Low Priority Incidents shall constitute a Default for the purposes of this Schedule 4.1; provided, however, that if Provider has used its commercially reasonable efforts to provide a Resolution to a Medium or Low Priority Incident within the applicable Resolution Time, such Default shall not constitute a breach of this Agreement. With respect to each Recipient Party, if Provider fails to provide a Resolution within the Resolution Times set forth in Table 4.4 for more than twenty (20) Medium Priority Incidents during such Measurement Period reported by such Recipient Party to the Service Desk during any Measurement Period (the “Medium Priority Incidents Service Level”), Provider shall credit the applicable Recipient Party an amount equal to one percent (1%) of the Payment Processing Fee owed by such Recipient Party to Provider for the applicable Measurement Period in the next Invoice issued pursuant to Section 7.2 (“Medium Priority Incidents Failure Credit”). Notwithstanding the foregoing, if Provider’s failure to resolve any Medium Priority Incident is due to a Force Majeure Event or any other deficiency or outage in the Services, Platform or Provider’s Systems such that Provider is already bound to award the applicable Recipient Party an Availability Credit or Performance Event Credit as a result of such Incident under the terms of this Schedule 4.1, then the Recipient Party shall not be entitled to an Medium Priority Incidents Failure Credit pursuant to this Section 4.7.2.

4.8.                                       Resolution.

4.8.1                            Resolution. An Incident shall be deemed to be resolved when the each Party deems the Resolution therefor provided by Provider acceptable and the Parties agree in good faith that the Incident has been resolved.

4.8.2                            Updates. In connection with the Resolution of any Incident pursuant to this Schedule 4.1, Provider shall integrate into the Services provided to the Recipient Parties, any patches, updates, upgrades, bug fixes, error corrections, work arounds and all other software and documentation developed during the course of providing the Support hereunder which is reasonably likely to reduce or minimize the risk of any future Default of Provider’s obligations pursuant to this Schedule 4.1.

5.                     Monitoring, Reporting and Audits.

5.1.           Reporting Obligations. Once per Calendar Quarter, together with the issuance of each Invoice pursuant to Section 7.2 of the Agreement, Provider shall provide to each Recipient Party, with a copy to Recipient (and to the Independent Directors, upon any such Independent Director’s request, at the addresses specified for notices in Section 16.14), a report summarizing the Service Availability and Response Times during the previous Calendar Quarter (and setting forth reasonable information regarding the methodology and metrics used by Provider to determine the Service Availability and Resolution Times), and Provider’s performance against the Service Availability and Service Levels set forth herein, in each case as necessary for each Recipient Party (and the Independent Directors, as applicable) to understand and confirm the contents thereof (each a “Service Level Report”). Without limiting the foregoing, each Service Level Report shall include: (a) Provider’s Projected TPV for the previous and subsequent Calendar Quarters, (b) a log of any Major Performance Events during the previous Calendar Quarter; (c) the number of Incidents and Defaults during the previous Calendar Quarter; and (d) major hardware or software changes to Provider’s network or Systems during the next Calendar Quarter.

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5.2.           Monitoring. Provider shall dedicate skilled personnel to monitor the Services and the Platform on a 24/7/365 basis, and undertake to implement (to the extent not already in place) or test and validate, as applicable, the Systems necessary to operate the Platform and provide the Services from time to time, but no less than once per Measurement Period, including the (a) database and software to ensure the continued functionality of back-end and End Customer- facing Services and Platform, (b) hardware, network and Systems, including load-balancing and redundancy measures, (c) alarms or other indicators of deficiencies in Provider’s hardware and software capabilities necessary to maintain Service Availability and the functionality of the Services and Platform as set forth herein, and (d) any other measures reasonably necessary for the maintenance of Provider’s Disaster Recovery Plan.

5.3.           Coordinator Meetings. Designated representatives of each of Provider and Recipient shall meet once per calendar month during the Term for the purposes of coordinating Provider’s efforts to maintain the quality and availability of the Services and Platform and cooperate in providing the other, subject to Article 9, with End Customer data and related information on an aggregated and/or anonymized basis for the purposes of understanding the performance and use of the Services and Platform during the previous month (each a “Coordinator Meeting”).

5.4.           Audit Rights. Recipient’s rights pursuant to Section 8 of the Agreement include the right to have Recipient’s external auditor conduct audits of Provider’s compliance with this Schedule 4.1.

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Schedule 4.1

Appendix 1

NON-STANDARD SLA CUSTOMERS

1.                                      Beijing Century Joyo Information Technology Co., Ltd.

2.                                      安利（中国）日用品有限公司 (Amway (China) Commodity Products Co., Ltd.)

3.                                      苹果电子产品商贸(北京)有限公司 (Apple Electronics Products Commerce (Beijing) Co. Limited)

4.                                      Global Collect Services B.V.

5.                                      耐克体育（中国）有限公司 (Nike Sports (China) Co., Ltd.)

6.                                      Nokia Alliance Internet Services Limited

7.                                      Singapore Airlines Limited

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Schedule 7.1

PAYMENT PROCESSING FEE; APPROVED FEE RATE

1.                                      Definitions.

(a)                                 “Applicable Bank Fees” means, as to each Recipient Party, the Weighted Average Bank Fee Rate multiplied by the relevant Base TPV of the applicable Recipient Party with respect to the applicable Calendar Quarter.

(b)                                 “Bank Fees” means the sum of all fees payable by Provider to third Person banks in consideration for funds transfers from accounts maintained by Members with such banks to such Members’ accounts with Provider through Bank Funding Channels.  For the avoidance of doubt, Bank Fees do not include fees payable by Provider to third Person banks in connection with credit card payments by Members through Provider’s System to merchants or sellers that are directly invoiced by, and pay fees directly to, Provider.

(c)                                  “Bank Funding Channel” means a channel via which a Member transfers funds from its account with a third Person bank to such Member’s account with Provider or any of its Subsidiaries, including: (i) transfer through a consumer Internet banking web site, (ii) direct debit through a debit card account, and (iii) any other means of funding specified in Provider’s agreement with such third Person bank.   For the avoidance of doubt, “Bank Funding Channel” does not include the transfer of funds through Provider’s Platform directly from a Member’s credit card account (other than credit card-funded transfers through a consumer Internet banking web site).

(d)                                 “Total Payment Volume” means the total dollar (or other currency) amount of the transactions from, to or through any service, offering, system or platform of Provider during any applicable period, expressed in the currency of the transaction.

(e)                                  “Weighted Average Bank Fee Rate” means the fraction (i) the denominator of which is the Total Payment Volume of funds transferred from accounts maintained by Members with third Person banks to such Members’ accounts with Provider through Bank Funding Channels, and (ii) the numerator of which is Bank Fees.

2.                                      Payment Processing Fee.  The “Payment Processing Fee” shall be an amount equal to the product of (a) the Approved Fee Rate (as defined and adjusted pursuant to Section 3 below), multiplied by (b) the applicable Total Payment Volume actually processed by Provider as part of the Services provided to the applicable Recipient Party pursuant to this Agreement during the applicable Calendar Quarter (such Total Payment Volume, excluding Total Payment Volume with respect to Off-Recipient Services and Packaged Services, the “Base TPV”).  The Payment Processing Fee shall be invoiced and paid in accordance with Section 7.2 in PRC currency (or as otherwise agreed by the Parties) and shall be subject to the true-up provisions set forth in Section 4 of this Schedule 7.1.

3.                                      Approved Fee Rate.  The “Approved Fee Rate” applicable to each Recipient Party during each applicable fiscal year shall be a fixed percentage determined as set forth in this Section 3 in accordance with a methodology that may take into account the Provider’s budgeted costs, including Applicable Bank Fees, of providing the Services to the applicable Recipient Party (“Budgeted Service Costs”), and other applicable factors which may include, among other things, market benchmark rates applicable to services provided by other providers that are similar to the Service, rates that provider offers to third Person customers, and appropriate discounts applicable to large volume customers.  For clarity, all references to “fiscal year” in this Schedule 7.1 are, unless otherwise expressly stated, to the fiscal year of Recipient.  The Approved Fee Rate shall be determined as follows:

(a)                                                    The Approved Fee Rate applicable for Recipient Parties for fiscal year 2012 shall be 0.27% until such time as a new Approved Fee Rate is determined pursuant to Section 3(c) of this Schedule 7.1.

(b)                                                    [Reserved]

(c)                                                     The Approved Fee Rate for all Services performed pursuant to this Agreement during each fiscal year of the Term after fiscal year 2012, and any changes to the Approved Fee Rate for fiscal year 2012 set forth in Section 3(a) of this Schedule 7.1, shall be determined by the unanimous agreement of the Independent Directors when Recipient’s board of directors meets to approve Recipient’s annual budget for the applicable fiscal year.  Any changes to the Approved Fee Rate (i) for fiscal year 2012 set forth in Section 3(a) of this Schedule 7.1, or (ii) for each fiscal year after 2012 during the Term from the previous year’s Approved Fee Rate, shall be based on changes to Provider’s Budgeted Service Costs.  The annual proposal to the Independent Directors for the Approved Fee Rate shall be based on the results of all audits and cost reviews relating to the immediately prior fiscal year conducted in accordance with Section 8.2 of this Agreement and/or this Section 3 of this Schedule 7.1.  Provider and HoldCo shall make available to representatives of the Independent Directors all such budget information, market information, third party customer rate information and other financial information and documentation, including information and documentation relating to Provider’s historical costs and cost structure, including all such information and documentation that Provider or HoldCo is required to provide to Recipient pursuant to, but subject to the limitations set forth in, Section 9.2 of the Purchase Agreement, to the extent necessary for such representatives to review, determine and approve the applicable Approved Fee Rate.  For clarity, an IPO (as defined pursuant to Section 6(a) below) shall not affect or otherwise limit Provider’s and HoldCo’s obligations to make the foregoing information and documentation available to representatives of the Independent Directors during the Term of this Agreement, notwithstanding any effect such IPO may have with respect to Recipient’s, HoldCo’s and Provider’s respective rights and obligations pursuant to Section 9.2 of the Purchase Agreement, except, solely with respect to such rights and obligations pursuant to Section 9.2 of the Purchase Agreement, if and to the extent required by any relevant stock exchange or Governmental Authority or for the purpose of obtaining the legal opinion that is required in connection with the submission of a compliant application for an IPO. In connection with its review of Provider’s Budgeted Service Costs, the Independent Directors may appoint an internationally recognized accounting firm (which shall initially be PricewaterhouseCoopers LLP) to review the financial and operating data used in preparing Provider’s calculation and the working papers of Provider’s auditors (if not prohibited by Provider’s auditors, provided that Provider will not withhold any consents necessary to permit Provider’s auditors to provide access to such working papers) related thereto in accordance with the Auditor’s Review Instructions.  Provider acknowledges and agrees that it is responsible for controlling its overall expenses to prevent costs from exceeding the Budgeted Service Costs that were used to determine the Approved Fee Rate.  Each Approved Fee Rate determined under this Section 3(c) shall be subject to approval by the unanimous agreement of the Independent Directors in connection with such annual budget meeting, and until such time as such approval by the Independent Directors is obtained, the Approved Fee Rate for fiscal year 2012 set forth in Section 3(a) of this Schedule 7.1, or, during subsequent fiscal years during the Term, for the immediately preceding year, shall remain in effect.  For clarity, the Independent Directors are under no obligation to approve any annual budget or any increase in the Approved Fee Rate which they find unreasonable.  Upon such approval, the Approved Fee Rate shall be adjusted retroactively to the commencement of the applicable fiscal year.

(d)                                                    Off-Recipient Service Fees.  As set forth in Section 7.1(b), in no event will any Recipient Party be required to pay any Payment Processing Fee in connection with any Off-Recipient Services, and all Total Payment Volume processed by Provider and its Subsidiaries in connection with Off-Recipient Services shall be excluded from the Base TPV for each Recipient Party.

4.                                      Annual True-Up.  Within forty-five (45) days of the end of each fiscal year, the Parties shall cooperate in good faith to determine the actual amount of Applicable Bank Fees paid by Provider in connection with providing the Services to each Recipient Party pursuant to this Agreement during such fiscal year, and compare such amount to the amount budgeted for Applicable Bank Fees for each Recipient Party for such fiscal year.  If the Parties mutually determine that such actual amount is greater than such budgeted amount, then the applicable Recipient Party shall, within thirty (30) days of such determination, pay to Provider the difference between such actual and budgeted amounts.  In the event the Parties mutually determine that such actual amount is less than such budgeted amount, Provider shall, within thirty (30) days of such determination, pay to each Recipient Party the difference between such actual and budgeted amounts.  For the avoidance of doubt, no costs other than the Applicable Bank Fees shall be subject to the true-up procedures set forth in this Section, but the actual costs and expenses of Provider shall, together with the actual Applicable Bank Fees, serve as a basis for determining the subsequent fiscal year’s Budgeted Service Costs for such fiscal year pursuant to Section 3(c) of this Schedule 7.1.

5.                                      Packaged Services.  The Parties acknowledge and agree that, other than the Packaged Services (as defined below) provided through the airline ticketing platform of Taobao Marketplace, as of the Effective Date, no Recipient Party charges any End Customers a fee for the use of Services provided by Provider and that as of the Effective Date no such Services are or will be deemed to be bundled with any other services offered by any Recipient Party, whether or not fees are charged for any such other services.  If Recipient (or any Recipient Party) proposes during the Term to charge End Customers of any e-commerce marketplace or storefront operated by a Recipient Party a fee for use of any Services provided by Provider pursuant to this Agreement, whether as an independent service offering or as part of a bundle of services expressly offered by a Recipient Party on a “bundled” or “package” basis (“Packaged Services”), then Provider and the applicable Recipient Party will discuss in good faith and jointly propose to the board of directors of Recipient a proposed revenue share or additional fees or a different fixed fee rate (“Negotiated Fee Rate”) solely with respect to such Packaged Services as between Provider and Recipient.  Except for Packaged Services already offered as of the Effective Date, unless and until such proposal is approved by Provider and the unanimous agreement by the Independent Directors, no such fee bearing (to End Customers) Services or fee-bearing (to End Customers) bundle of Services that includes such Services, and no applicable fees to End Customers therefor, will be implemented by a Recipient Party.  For clarity, any such approval by the Independent Directors (including any revenue share, Negotiated Fee Rate or other value allocation approved by the Independent Directors) shall apply only to the specific Packaged Services expressly identified in writing in such approval.  For the avoidance of doubt, this Section 5 of this Schedule 7.1 shall not apply to prevent a Recipient Party from charging to End Customers any fees unrelated to the Services.  For the further avoidance of doubt, any revenue share pursuant to this Section 5 of this Schedule 7.1, to the extent approved by the Independent Directors as set forth herein, may be freely negotiated between Provider and Recipient and shall not be limited to methodologies for determining the Approved Fee Rate under this Schedule 7.1.

6.                                      Adjustments In Event of an IPO.

(a)                                 Notwithstanding the foregoing, if applicable regulatory authorities seek any increase in the Approved Fee Rate in the event of or in connection with an IPO (as defined below), each of Provider, Provider’s Subsidiaries and HoldCo shall first use commercially reasonable efforts to avoid any requirement to increase the Approved Fee Rate.  If, despite such efforts, applicable regulatory authorities require an increase in the Approved Fee Rate in connection with an IPO, then the Approved Fee Rate will be adjusted on a going-forward basis, solely as necessary to and solely to the extent required to comply with the regulatory requirements applicable in connection with such IPO, and solely from and after the effectiveness thereof.  Following the adjustment of such Approved Fee Rate, HoldCo shall pay, or cause to be paid, in accordance with Section 6(d) below of this Schedule 7.1, an amount (the “Impact Payment”) equal to the change in value of Recipient’s business caused by such adjustment to the Approved Fee Rate, calculated as the (x) the Recipient Decrease less (y) thirty-seven and one-half percent (37.5%) of the Provider Increase (each as hereinafter defined).  The “Recipient Decrease” means the amount by which the equity value of Recipient is reduced as a result of such adjustment of the Approved Fee Rate, disregarding for these purposes Recipient’s economic interest in any Impact Payment.  The “Provider Increase” means the amount by which the equity value of Provider is increased as a result of such adjustment of the Approved Fee Rate, taking into account anticipated effects to the equity value of Provider in connection with an IPO to the extent provided herein.  Each of the Recipient Decrease and the Provider Increase shall be determined using the same valuation methodology for each of Recipient and Provider, provided that use of the same valuation methodology shall not require use of the same valuation inputs (e.g., the valuations need not assume that Recipient and Provider have the same weighted average cost of capital or would trade at the same multiples of revenue, EBITDA, cash flow or earnings; provided, that these examples are for illustrative purposes only and shall not affect the methodology that may be used), and in accordance with subsections (b) and (c) of this Section 6 of this Schedule 7.1.  For the avoidance of doubt, the Provider Increase could be greater than or less than the Recipient Decrease.  “IPO” means an initial public offering, covering the offer and sale of securities of Provider or HoldCo.

(b)                                 In connection with any adjustment in the Approved Fee Rate in connection with an IPO pursuant to this Schedule 7.1, Recipient and Provider shall discuss in good faith the amounts of the Recipient Decrease, Provider Increase (if applicable) and Impact Payment resulting therefrom.  If Recipient and Provider are unable to reach agreement on the amount of the Recipient Decrease and/or Provider Increase (if applicable) within thirty (30) days of the first request to initiate such discussions, the Recipient Decrease and Provider Increase (if applicable) shall finally be determined by independent, internationally recognized investment banks, not involved in the public offering of Provider, as set forth in Section 6(c) of this Schedule 7.1.

(c)                                  If Recipient and Provider are unable to reach agreement on the amount of the Recipient Decrease and/or Provider Increase (if applicable) pursuant to Section 6(b) of this Schedule 7.1, then, within fifteen (15) days thereafter, each of Recipient and HoldCo shall appoint one (1) independent, internationally recognized investment bank, not involved in the public offering of Provider, to determine the amount of the Impact Payment (collectively, the “Appointed Banks”).  Each Appointed Bank’s determination shall be made and delivered to Recipient and HoldCo within forty-five (45) days following the date on which the second Appointed Bank was appointed simultaneously at a mutually-agreed time, date and place (or, failing such arrangement, at 5:00 p.m. local time on such 45th day at the offices of Morrison & Foerster LLP located at Edinburgh Tower, 33/F The Landmark, 15 Queen’s Road Central, Hong Kong).  If the determinations of the Impact Payment made by each of the Appointed Banks are within ten percent (10%) of each other (i.e., the difference between the two determined Impact Payments is equal to or less than ten percent (10%) of the higher determined Impact Payment), then the average of the two determined Impact Payments shall be the final Impact Payment.  If the determinations of the Impact Payment made by the Appointed Banks are not within ten percent (10%) of each other, then the Appointed Banks, within twenty (20) days, shall appoint an independent, internationally recognized investment bank (the “Third Bank”) to determine the amount of the Impact Payment.  The determination of the Third Bank shall be delivered to Recipient and HoldCo within thirty (30) days after the appointment of the Third Bank.  The determination of the Impact Payment by such Third Bank, together with the determinations provided by the Appointed Banks, will be used to determine the final Impact Payment as follows: (i) if the determination made by the Third Bank falls within the middle third of the range between the determinations made by the two Appointed Banks, then the final Impact Payment for the purposes of this Agreement shall be the Impact Payment determined by the Third Bank; and (ii) if the Impact Payment determined by the Third Bank falls outside the middle third of the range between the determinations of the Appointed Banks, then the final Impact Payment shall be the Impact Payment determined by the Appointed Bank that is closer to the Impact Payment determined by the Third Bank.  None of the Appointed Banks shall have access to the valuations of any other Appointed Bank in connection with the foregoing process (i.e., each valuation will be made independently, without knowledge of or reference to the valuation of any other Appointed Bank).

(d)                                 HoldCo shall become obligated to pay the Impact Payment to Recipient at the times and in the manner provided as follows:

(i)                                     If an Impact Payment is due in connection with an IPO, and if the proceeds of such IPO (net of applicable taxes payable by Provider or HoldCo) are in excess of or equal to the Impact Payment amount, HoldCo will pay the Impact Payment to Recipient as soon as reasonably practicable and in any event within ninety (90) days following the consummation of such IPO;

(ii)                                  If an Impact Payment is due in connection with an IPO, and if the proceeds of such IPO (net of applicable taxes payable by Provider or HoldCo) are less than the Impact Payment amount, HoldCo will pay all of the proceeds of such IPO (net of applicable taxes payable by Provider or HoldCo) to Recipient as soon as reasonably practicable and in any event within ninety (90) days following the consummation of such IPO, with the remainder of the Impact Payment to be paid in three (3) equal installments due twelve (12), eighteen (18) and twenty-four (24) months after the date of such initial public offering; and

(iii)                               Following an IPO giving rise to an Impact Payment pursuant to clause (i) or (ii) above, interest shall (A) accrue daily at an annual rate equal to the Interest Rate on the aggregate unpaid amount of the Impact Payment, (B) compound monthly (provided that the monthly rate will be calculated so that the effective annual rate remains the rate set forth in clause (A)), (C) be paid by HoldCo in arrears on each date on which payment is made, and (D) be computed on the basis of a three hundred sixty (360)-day year comprised of twelve (12) thirty (30)-day months.